Exhibit 99.1
PRESS RELEASE

Investor Relations:	Media:
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Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. REPORTS 2021 THIRD-QUARTER
REPORTED DILUTED EPS OF $1.55 AND ADJUSTED DILUTED EPS OF $1.58, REPRESENTING CURRENCY-NEUTRAL GROWTH OF 8.5%;
REVISES AND NARROWS 2021 FULL-YEAR REPORTED DILUTED EPS FORECAST
TO A RANGE OF $5.77 TO $5.82, OR $6.01 TO $6.06 ON AN ADJUSTED BASIS, REPRESENTING CURRENCY-NEUTRAL GROWTH OF 13% TO 14%

NEW YORK, October 19, 2021 – Philip Morris International Inc. (NYSE: PM) today announces its 2021 third-quarter results. Growth rates presented in this press release on an organic basis reflect currency-neutral underlying results. Adjusted net revenues exclude the impact related to the Saudi Arabia customs assessments. A glossary of key terms, definitions and explanatory notes is included at the end of this press release. Adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures are included in the schedules to this press release.
2021 THIRD-QUARTER & YEAR-TO-DATE HIGHLIGHTS
2021 Third-Quarter
•Reported diluted EPS of $1.55, up by 4.7%; up by 2.0%, excluding currency
•Adjusted diluted EPS of $1.58, up by 11.3%; up by 8.5%, excluding currency
•Cigarette and heated tobacco unit shipment volume up by 2.1% (reflecting cigarette shipment volume down by 0.4%, and heated tobacco unit shipment volume up by 23.8% to 23.5 billion units)
•Market share for heated tobacco units in IQOS markets, excluding the U.S., up by 1.2 points to 6.8%
•Net revenues up by 9.1%; up by 7.6%, on an organic basis
•Net revenues from smoke-free products accounted for 28.6% of total net revenues
•Operating income up by 6.5%; up by 4.5%, excluding currency
•Adjusted operating income up by 7.4% on an organic basis
•Adjusted operating income margin up by 0.1 point; down by 0.1 point on an organic basis
•Total IQOS users at quarter-end estimated at approximately 20.4 million, of which approximately 14.9 million have switched to IQOS and stopped smoking
•Increased its regular quarterly dividend by 4.2% to an annualized rate of $5.00 per common share
•Repurchased 0.9 million shares of its common stock for $94 million, at an average price of $98.99 per share

2021 Nine Months Year-to-Date
•Reported diluted EPS of $4.48, up by 14.9%; up by 10.3%, excluding currency
•Adjusted diluted EPS of $4.72, up by 20.4%; up by 15.8% excluding currency
•Cigarette and heated tobacco unit shipment volume up by 1.5% (reflecting cigarette shipment volume down by 1.6%, and heated tobacco unit shipment volume up by 27.9% to 69.6 billion units)
•Market share for heated tobacco units in IQOS markets, excluding the U.S., up by 1.3 points to 6.9%
•Net revenues up by 9.7%; up by 6.1% excluding currency
•Adjusted net revenues up by 7.3% on an organic basis
•Net revenues from smoke-free products accounted for 28.6% of total adjusted net revenues
•Operating income up by 14.4%; up by 10.1%, excluding currency
•Adjusted operating income up by 14.5% on an organic basis
•Adjusted operating income margin up by 3.0 points; up by 2.8 points on an organic basis
"Our business delivered another strong quarterly performance, coming ahead of our expectations with adjusted diluted EPS of $1.58, representing growth of 8.5%, excluding currency," said Jacek Olczak, Chief Executive Officer.
"The continued excellent performance of IQOS drove total shipment volume and organic net revenue growth of 2.1% and 7.6%, respectively, and was complemented by further sequential share gains for our combustible products."
"Today, we are reaffirming our strong growth outlook for 2021, with an adjusted diluted EPS forecast toward the upper-half of our previous range and representing currency-neutral growth of 13% to 14%, despite ongoing tightness in device supplies due to the global shortage of semiconductors, which impacts our ability to fulfill consumer demand for IQOS."
"We confirm our confidence in our 2021 to 2023 growth targets, despite device constraints that could persist into the first half of 2022, with temporarily lower IQOS user growth rates."

2021 FULL-YEAR FORECAST

	Full-Year
	2021 Forecast			2020	Growth

Reported Diluted EPS	$5.77	-	$5.82	$ 5.16
Saudi Arabia customs assessments	0.14			—
Asset impairment and exit costs	0.09			0.08
Asset acquisition cost	0.03			—
Equity investee ownership dilution	(0.02)			—
Fair value adjustment for equity security investments				0.04
Tax items				(0.06)
Brazil indirect tax credit				(0.05)
Adjusted Diluted EPS	$6.01	-	$6.06	$ 5.17
Currency	(0.17)
Adjusted Diluted EPS, excluding currency	$5.84	-	$5.89	$ 5.17	13%	-	14%

PMI revises and narrows its full-year reported diluted EPS forecast to a range of $5.77 to $5.82, at prevailing exchange rates, from a range of $5.76 to $5.86 previously, primarily reflecting:
•Asset impairment and exit costs of $0.09 per share, compared to $0.07 per share previously, due to organizational design optimization and product distribution restructuring in South Korea;
•Asset acquisition cost of $0.03 per share, due to a $51 million pre-tax charge related to the purchase of OtiTopic (see related discussion under "Other" on page 28);
•A favorable impact related to equity ownership dilution in Medicago, Inc. of $0.02 per share, following PMI's ownership reduction in July 2021 to approximately 25%, from approximately 32% previously; and
•A favorable currency impact of $0.17 at prevailing exchange rates, compared to $0.18 per share, previously.
This forecast represents a projected currency-neutral increase in adjusted diluted EPS of around 13% to 14% versus adjusted diluted EPS of $5.17 in 2020, as outlined in the table above.
2021 Full-Year Forecast Assumptions
This forecast assumes:
•A continued gradual improvement in the general operating environment, with potential volatility around the duration and effects of pandemic-related mobility restrictions across PMI's key markets;
•Constrained IQOS device supply due to the ongoing global semiconductor shortage, with reduced device assortment and availability, and therefore lower IQOS user growth rates as PMI prioritizes devices for existing IQOS users; 2021 ILUMA launches in certain markets now planned for the second half of 2022;
•A slight recovery in PMI's duty-free business during the fourth quarter, following a modest improvement in the third quarter, with intercontinental and Asia travel still very subdued;
•An estimated total international industry volume progression, excluding China and the U.S., of approximately flat to +1%, compared to approximately -1% to +1%, previously;
•A total cigarette and heated tobacco unit shipment volume increase for PMI of approximately 1% to 2%, compared to a progression of approximately flat to +2%, previously;
•Heated tobacco unit shipment volume of around 95 billion units;

•Adjusted net revenue growth of approximately 6.5% to 7% on an organic basis, compared to a range of 6% to 7%, previously;
•An increase in adjusted operating income margin of around 200 basis points on an organic basis;
•Incremental commercial investments in the second half of 2021 of approximately $300 million versus the first half, compared to a range of approximately $300 to $400 million, previously;
•Operating cash flow of around $11 billion at prevailing exchange rates and subject to year-end working capital requirements;
•Capital expenditures of approximately $0.6 billion, compared to approximately $0.8 billion, previously;
•An effective tax rate, excluding discrete tax events, of around 22%;
•No material impact of any share repurchases; and
•No material impact related to the acquisitions of Fertin Pharma A/S or Vectura Group plc.
The foregoing is underpinned by the assumption that, even in the event of prolonged pandemic-related restrictions, there will not be a return to the depressed consumption levels of the second quarter of 2020. This assumption is consistent with the less severe impact on consumption levels observed in the second half of 2020 as COVID-19 spread in a number of markets.
This forecast excludes the impact of any future acquisitions, unanticipated or unquantifiable asset impairment and exit cost charges, future changes in currency exchange rates, further developments pertaining to the judgment in the two Québec Class Action lawsuits and the Companies’ Creditors Arrangement Act (CCAA) protection granted to PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), any unusual events, any intensification of the global shortage of semiconductors and the related impact on the supply of our electronic devices, and any COVID-19-related developments different from the assumptions set forth in the company's forecast.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
IQOS Device Supply
As communicated in September, the global semiconductor shortage is resulting in a tightness in IQOS device supply. This is affecting the availability and assortment of IQOS devices in certain markets, which is hampering the company’s ability to operate at full commercial and competitive capacity to fully meet demand. This has been reflected in lower IQOS user growth rates in the third quarter.
At this stage, supply forecasting remains volatile. PMI therefore assumes that the tight supply situation will persist into the first half of 2022 and, where necessary, the company will prioritize device replacements for existing IQOS users over device sales targeting user acquisition. PMI is also adjusting its launch timeline for IQOS ILUMA outside Japan, with additional major launches now assumed for the second half of 2022.
PMI views this as a temporary phenomenon and expects IQOS user growth to re-accelerate once shortages ease, as consumer demand remains robust. PMI confirms its confidence in its 2021 to 2023 organic compound annual growth targets for net revenues and adjusted diluted EPS (more than 5% and 9%, respectively), though there are short-term shortage scenarios under which the transitory IQOS device supply impact on user growth could result in full-year 2022 organic growth rates below the company's 2021 to 2023 growth targets.

Acquisitions
On August 9, 2021, PMI acquired 100% of OtiTopic, Inc., a U.S. respiratory drug development company with a late-stage dry powder inhalation aspirin treatment for acute myocardial infarction. The cost of the acquisition was $51 million, excluding potential additional contingent payments related to the achievement of certain milestones.
On September 15, 2021, PMI acquired 100% of Fertin Pharma A/S, a Danish company that is a leading developer and manufacturer of innovative pharmaceutical and well-being products based on oral and intra-oral delivery systems, for a total consideration of DKK 5.2 billion (approximately $820 million).
As of September 30, 2021, PMI held a 96.86% controlling interest in Vectura Group plc (Vectura), an inhaled therapeutics company based in the United Kingdom, following a series of purchases of Vectura shares and valid acceptances of PMI's offer at a price of 165 pence per share. The delisting and cancellation of trading of Vectura shares was effective as of today. PMI intends to exercise its right to compulsorily acquire the remaining shares of Vectura, in accordance with applicable English law.
Conference Call
A conference call, hosted by Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on October 19, 2021. Access is at www.pmi.com/2021Q3earnings.
CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE

PMI Shipment Volume by Region	Third-Quarter			Nine Months Year-to-Date
(million units)	2021	2020	Change	2021	2020	Change
Cigarettes
European Union	41,965	45,179	(7.1)%	120,238	126,142	(4.7)%
Eastern Europe	25,020	25,661	(2.5)%	67,771	70,737	(4.2)%
Middle East & Africa	35,166	30,903	13.8%	93,155	88,087	5.8%
South & Southeast Asia	35,578	37,238	(4.5)%	105,787	108,179	(2.2)%
East Asia & Australia	11,120	10,784	3.1%	33,450	35,154	(4.8)%
Americas	15,994	15,699	1.9%	46,092	45,542	1.2%
Total PMI	164,843	165,464	(0.4)%	466,493	473,841	(1.6)%

Heated Tobacco Units
European Union	7,058	5,181	36.2%	20,405	14,069	45.0%
Eastern Europe	6,119	4,882	25.3%	18,594	14,374	29.4%
Middle East & Africa	577	179	+100%	1,485	834	78.1%
South & Southeast Asia	79	10	+100%	151	10	+100%
East Asia & Australia	9,435	8,601	9.7%	28,478	24,799	14.8%
Americas	221	114	93.9%	466	316	47.5%
Total PMI	23,489	18,967	23.8%	69,579	54,402	27.9%

Cigarettes and Heated Tobacco Units
European Union	49,023	50,360	(2.7)%	140,643	140,211	0.3%
Eastern Europe	31,139	30,543	2.0%	86,365	85,111	1.5%
Middle East & Africa	35,743	31,082	15.0%	94,640	88,921	6.4%
South & Southeast Asia	35,657	37,248	(4.3)%	105,938	108,189	(2.1)%
East Asia & Australia	20,555	19,385	6.0%	61,928	59,953	3.3%
Americas	16,215	15,813	2.5%	46,558	45,858	1.5%
Total PMI	188,332	184,431	2.1%	536,072	528,243	1.5%

Third-Quarter
PMI's total shipment volume increased by 2.1%, driven by:
•Eastern Europe, reflecting higher heated tobacco unit shipment volume across the Region, primarily in Russia and Ukraine, partly offset by lower cigarette shipment volume, mainly in Russia and Ukraine;
•Middle East & Africa, mainly reflecting higher cigarette shipment volume, primarily in PMI Duty Free and Turkey, partly offset by North Africa (particularly Egypt);
•East Asia & Australia, reflecting higher heated tobacco unit shipment volume, primarily in Japan, and higher cigarette shipment volume, mainly in Japan, partly offset by Australia and South Korea; and
•Americas, mainly reflecting higher cigarette shipment volume, notably in Mexico;
partly offset by
•the EU, reflecting lower cigarette shipment volume, mainly in France, Italy and Spain, partly offset by higher heated tobacco unit shipment volume across the Region, notably in Italy; and
•South & Southeast Asia, primarily reflecting lower cigarette shipment volume, mainly in the Philippines, partly offset by Indonesia.
Impact of Inventory Movements
Excluding the net favorable impact of estimated distributor inventory movements of approximately 2.8 billion units, PMI’s total in-market sales increased by 0.6%, driven by a 20.2% increase in heated tobacco units, partly offset by a 1.8% decrease in cigarettes.
The net favorable impact of approximately 2.8 billion units reflected:
•A net favorable impact of 2.4 billion cigarettes, mainly driven by 2020 movements in Japan and PMI Duty Free; and
•A net favorable impact of 0.4 billion heated tobacco units, notably reflecting 2020 movements in PMI Duty Free.
PMI's total heated tobacco unit in-market sales volume in the quarter was 24.6 billion units, reflecting sequential growth of 7.2% compared to the second quarter of 2021.
Nine Months Year-to-Date
PMI's total shipment volume increased by 1.5%, driven by:
•the EU, reflecting higher heated tobacco unit shipment volume across the Region, particularly in Germany, Hungary, Italy and Poland, partly offset by lower cigarette shipment volume, notably in the Czech Republic, France, Germany and Hungary;
•Eastern Europe, reflecting higher heated tobacco unit shipment volume, primarily in Russia and Ukraine, partly offset by lower cigarette shipment volume, mainly in Russia and Ukraine;
•Middle East & Africa, reflecting higher cigarette shipment volume (primarily in PMI Duty Free and Turkey, partly offset by North Africa), as well as higher heated tobacco unit shipment volume across the Region;
•East Asia & Australia, reflecting higher heated tobacco unit shipment volume driven by Japan, partly offset by lower cigarette shipment volume, predominantly in Japan and South Korea; and

•Americas, mainly reflecting higher cigarette shipment volume, primarily in Brazil and Mexico, partially offset by Argentina;
partly offset by
•South & Southeast Asia, primarily reflecting lower cigarette shipment volume, mainly in the Philippines, partially offset by Indonesia and Pakistan.
Impact of Inventory Movements
Excluding the net favorable impact of estimated distributor inventory movements of approximately 5.0 billion units, PMI’s total in-market sales increased by 0.5%, driven by a 23.3% increase in heated tobacco units, partly offset by a 2.1% decrease in cigarettes.
The net favorable impact of approximately 5.0 billion units reflected:
•A net favorable impact of 2.8 billion cigarettes, mainly driven by 2020 movements in Japan, PMI Duty Free and Russia; and
•A net favorable impact of 2.2 billion heated tobacco units, primarily driven by 2020 movements in Japan.
PMI's total heated tobacco unit in-market sales volume in the nine months year-to-date was 68.8 billion units.
PMI Shipment Volume by Brand

PMI Shipment Volume by Brand	Third-Quarter			Nine Months Year-to-Date
(million units)	2021	2020	Change	2021	2020	Change
Cigarettes
Marlboro	65,139	61,581	5.8%	177,287	175,638	0.9%
L&M	21,564	24,189	(10.9)%	64,028	69,215	(7.5)%
Chesterfield	15,994	13,768	16.2%	43,021	39,274	9.5%
Philip Morris	11,107	12,254	(9.4)%	31,881	34,823	(8.4)%
Parliament	11,556	9,540	21.1%	30,535	25,575	19.4%
Sampoerna A	9,717	7,999	21.5%	27,601	23,801	16.0%
Dji Sam Soe	5,518	6,372	(13.4)%	16,644	18,344	(9.3)%
Bond Street	3,042	6,441	(52.8)%	12,200	18,481	(34.0)%
Lark	4,070	3,846	5.8%	11,851	12,059	(1.7)%
Next	2,388	2,327	2.7%	6,556	6,703	(2.2)%
Others	14,748	17,147	(14.0)%	44,889	49,928	(10.1)%
Total Cigarettes	164,843	165,464	(0.4)%	466,493	473,841	(1.6)%
Heated Tobacco Units	23,489	18,967	23.8%	69,579	54,402	27.9%
Total PMI	188,332	184,431	2.1%	536,072	528,243	1.5%
Note: Lark includes Lark Harmony; Next includes Next Dubliss; Philip Morris includes Philip Morris/Dubliss; and Sampoerna A includes Sampoerna.

Third-Quarter
The increase in PMI's heated tobacco unit shipment volume was mainly driven by the EU (notably Italy), Eastern Europe (notably Russia) and Japan.
PMI's cigarette shipment volume of the following brands increased:
•Marlboro, mainly driven by PMI Duty Free, Russia and Turkey, partly offset by Italy and the Philippines;
•Chesterfield, primarily driven by Russia;
•Parliament, mainly driven by Saudi Arabia and Turkey;

•Sampoerna A in Indonesia, primarily driven by premium A Mild;
•Lark, mainly driven by Japan; and
•Next, primarily driven by Russia.
PMI's cigarette shipment volume of the following brands decreased:
•L&M, primarily due to Egypt, Poland, Russia, Spain, Thailand and Turkey;
•Philip Morris, mainly due to Russia, partly offset by Japan;
•Dji Sam Soe in Indonesia, primarily due to Dji Sam Soe Magnum Mild;
•Bond Street, mainly due to Russia; and
•"Others," primarily due to: mid-price Fortune (Philippines) and Sampoerna U (Indonesia).
International Share of Market
PMI's total international market share (excluding China and the U.S.), defined as PMI's cigarette and heated tobacco unit sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, was flat at 28.0%, reflecting:
•Total international market share for heated tobacco units of 3.6%, up by 0.6 points; and
•Total international market share for cigarettes of 24.4%, down by 0.6 points.
PMI's total international cigarette sales volume as a percentage of total industry cigarette sales volume was down by 0.4 points to 25.6%, mainly reflecting lower cigarette market share and/or an unfavorable geographic mix impact, notably in Egypt, France, Japan, the Philippines, Russia and Ukraine, partly offset by Indonesia, PMI Duty-Free and Turkey.
Nine Months Year-to-Date
The increase in PMI's heated tobacco unit shipment volume was mainly driven by the EU (notably Italy), Eastern Europe (notably Russia and Ukraine) and Japan.
PMI's cigarette shipment volume of the following brands increased:
•Marlboro, mainly driven by Mexico, PMI Duty Free, Russia and Turkey, partly offset by France, the GCC, Japan and the Philippines;
•Chesterfield, primarily driven by Brazil, the Philippines and Russia, partly offset by Saudi Arabia;
•Parliament, mainly driven by Russia, Saudi Arabia and Turkey, partly offset by Japan and South Korea; and
•Sampoerna A in Indonesia, primarily driven by premium A Mild.
PMI's cigarette shipment volume of the following brands decreased:
•L&M, mainly due to Egypt, Germany, Poland, Russia and Turkey;
•Philip Morris, primarily due to Indonesia, Italy and Russia, partly offset by Japan;
•Dji Sam Soe in Indonesia, mainly due to Dji Sam Soe Magnum Mild;
•Bond Street, primarily due to Kazakhstan, Russia and Ukraine;
•Lark, mainly due to Japan;
•Next, primarily due to Canada and Ukraine, partly offset by Russia; and
•"Others," notably due to: mid-price Fortune (Philippines) and Sampoerna U (Indonesia); and low-price Jackpot (Philippines) and More (Philippines); partly offset by mid-price Sampoerna Hijau (Indonesia) and low-price Morven (Pakistan).

International Share of Market
PMI's total international market share (excluding China and the U.S.) decreased by 0.6 points to 27.3%, reflecting:
•Total international market share for cigarettes of 23.8%, down by 1.1 points; and
•Total international market share for heated tobacco units of 3.5%, up by 0.6 points.
PMI's total international cigarette sales volume as a percentage of total industry cigarette sales volume was down by 0.9 points to 24.9%, mainly reflecting lower cigarette market share and/or an unfavorable geographic mix impact, notably in Japan, the Philippines, Russia and Ukraine, partly offset by Indonesia and Turkey.
CONSOLIDATED FINANCIAL SUMMARY
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)			Variance Fav./(Unfav.)
	2021	2020	Total		Excl. Curr.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 8,122	$ 7,446	9.1%		7.6%	676	107	2	158	439	(30)
Cost of Sales	(2,596)	(2,416)	(7.5)%		(5.8)%	(180)	(40)	(1)	—	(211)	72
Marketing, Administration and Research Costs	(2,053)	(1,769)	(16.1)%		(15.9)%	(284)	(2)	(1)	—	—	(281)
Amortization of Intangibles	(18)	(18)	—%		—%	—	—	—	—	—	—
Operating Income	$ 3,455	$ 3,243	6.5%		4.5%	212	65	—	158	228	(239)
Asset Impairment & Exit Costs (1)	(43)	—	—%		—%	(43)	—	—	—	—	(43)
Asset Acquisition Cost (1)	(51)	—	—%		—%	(51)	—	—	—	—	(51)
Adjusted Operating Income	$ 3,549	$ 3,243	9.4%		7.4%	306	65	—	158	228	(145)
Adjusted Operating Income Margin	43.7%	43.6%	0.1pp	(0.1)	pp
(1) Included in Marketing, Administration and Research Costs above.
Net revenues increased by 7.6% on an organic basis, mainly reflecting: favorable volume/mix, primarily driven by higher heated tobacco unit volume (notably in the EU, particularly Germany, Italy and Poland, as well as Japan, PMI Duty Free and Russia) and higher device volume (primarily in Japan, driven by the launch of IQOS ILUMA), partly offset by lower cigarette volume (mainly in Australia, France, Germany, Italy and the Philippines, partly offset by Indonesia, Japan, PMI Duty Free and Turkey) and unfavorable cigarette mix (mainly in Germany, Japan and Russia); and a favorable pricing variance (notably driven by Japan, the Philippines, Russia and Turkey, partly offset by Indonesia, Poland and Ukraine).
Operating income increased by 4.5%, excluding currency, primarily reflecting: favorable volume/mix, primarily driven by higher heated tobacco unit volume, partly offset by lower cigarette volume and unfavorable cigarette mix (each mainly reflecting the same geographies as for net revenues noted above); a favorable pricing variance; and lower manufacturing costs (driven by productivity gains related to reduced-risk products); partly offset by higher marketing, administration and research costs (due mainly to investments behind reduced-risk products, asset acquisition costs related to OtiTopic, and higher asset impairment and exit costs due to organizational design optimization and product distribution restructuring in South Korea).
Adjusted operating income increased by 7.4% on an organic basis. Adjusted operating income margin decreased by 0.1 point on the same basis, as detailed in Schedule 8.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 23,301	$ 21,250	9.7%	6.1%	2,051	752	2	590	983	(276)
Saudi Arabia Customs Assessments	(246)	—	—%	—%	(246)	—	—	—	—	(246)
Adjusted Net Revenues	$ 23,547	$ 21,250	10.8%	7.3%	2,297	752	2	590	983	(30)

Net Revenues (1)	$ 23,301	$ 21,250	9.7%	6.1%	2,051	752	2	590	983	(276)
Cost of Sales	(7,223)	(6,997)	(3.2)%	0.5%	(226)	(260)	(1)	—	(329)	364
Marketing, Administration and Research Costs	(5,995)	(5,435)	(10.3)%	(8.2)%	(560)	(112)	(1)	—	—	(447)
Amortization of Intangibles	(55)	(55)	—%	1.8%	—	(1)	—	—	—	1
Operating Income	$ 10,028	$ 8,763	14.4%	10.1%	1,265	379	—	590	654	(358)
Asset Impairment & Exit Costs (2)	(170)	(71)	-(100)%	-(100)%	(99)	—	—	—	—	(99)
Saudi Arabia Customs Assessments (3)	(246)	—	—%	—%	(246)	—	—	—	—	(246)
Asset Acquisition Cost (2)	(51)	—	—%	—%	(51)	—	—	—	—	(51)
Adjusted Operating Income	$ 10,495	$ 8,834	18.8%	14.5%	1,661	379	—	590	654	38

Adjusted Operating Income Margin	44.6%	41.6%	3.0pp	2.8pp
(1) Cost/Other variance includes a reduction in net revenues of $246 million in 2021 related to the Saudi Arabia customs assessments.
(2) Included in Marketing, Administration and Research Costs above.
(3) Included in Net Revenues above.
Net revenues increased by 6.1%, excluding currency, mainly reflecting: favorable volume/mix, primarily driven by higher heated tobacco unit volume (notably in the EU, particularly Germany, Hungary, Italy and Poland, as well as Japan and Russia), partly offset by lower cigarette volume (mainly in the EU Region, notably the Czech Republic, France and Germany, as well as Japan, Kuwait, North Africa, the Philippines, Russia and Ukraine, partially offset by Indonesia, PMI Duty Free, and Turkey); and a favorable pricing variance (notably driven by the Czech Republic, Germany, Japan, Kazakhstan, North Africa, the Philippines, Russia and Turkey, partly offset by Indonesia, Poland and Ukraine); partially offset by the unfavorable impact of the Saudi Arabia customs assessments of $246 million, shown in "Cost/Other". Adjusted net revenues increased by 7.3% on an organic basis, as detailed above and in Schedule 5.
Operating income increased by 10.1%, excluding currency, primarily reflecting: favorable volume/mix, mainly driven by the same factors as for net revenues noted above; a favorable pricing variance; and lower manufacturing costs (driven by productivity gains related to reduced-risk and combustible products); partly offset by the unfavorable impact of the Saudi Arabia customs assessments (as noted above for net revenues); and higher marketing, administration and research costs, including higher asset impairment and exit costs (mainly related to organizational design optimization, as well as product distribution restructuring in South Korea) and asset acquisition costs related to OtiTopic.
Adjusted operating income increased by 14.5% on an organic basis. Adjusted operating income margin increased by 2.8 points on the same basis, as detailed in Schedule 8.
EUROPEAN UNION REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,192	$ 2,950	8.2%	3.9%	242	128	2	(5)	117	—

Operating Income	$ 1,680	$ 1,588	5.8%	0.8%	92	79	—	(5)	102	(84)
Asset Impairment & Exit Costs (1)	(12)	—	—%	—%	(12)	—	—	—	—	(12)
Adjusted Operating Income	$ 1,692	$ 1,588	6.5%	1.6%	104	79	—	(5)	102	(72)

Adjusted Operating Income Margin	53.0%	53.8%	(0.8)pp	(1.2)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues increased by 3.8% on an organic basis, as detailed in Schedule 5, reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume (notably in Germany, Hungary, Italy and Poland), partly offset by lower cigarette volume (notably in France, Germany and Italy) and unfavorable cigarette mix (primarily in Germany). Pricing variance was slightly unfavorable, reflecting lower pricing for reduced-risk products (notably for heated tobacco units in Poland and devices in Germany and Italy), partly offset by higher combustible pricing (notably in Germany, partially offset by Poland).
Operating income increased by 0.8%, excluding currency, primarily reflecting: favorable volume/mix, driven by the same factors as for net revenues noted above; and lower manufacturing costs; partly offset by higher marketing, administration and research costs.
Adjusted operating income increased by 1.6% on an organic basis. Adjusted operating income margin decreased by 1.1 points on the same basis, as detailed in Schedule 8.

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 9,250	$ 7,960	16.2%	8.0%	1,290	651	2	67	570	—

Operating Income	$ 4,811	$ 3,924	22.6%	12.1%	887	413	—	67	507	(100)
Asset Impairment & Exit Costs (1)	(56)	(27)	-(100)%	-(100)%	(29)	—	—	—	—	(29)
Adjusted Operating Income	$ 4,867	$ 3,951	23.2%	12.7%	916	413	—	67	507	(71)

Adjusted Operating Income Margin	52.6%	49.6%	3.0pp	2.2pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.

Net revenues increased by 8.0% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume (notably in Germany, Hungary, Italy and Poland), partly offset by lower cigarette volume (notably in the Czech Republic, France and Germany) and unfavorable cigarette mix (primarily in Germany and Poland); and a favorable pricing variance, driven by higher combustible pricing (mainly in Germany and Portugal, partly offset by France and Poland) and higher heated tobacco unit pricing (notably in the Czech Republic, partially offset by Poland), partly offset by lower device pricing (notably in Germany and Italy).
Operating income increased by 12.1%, excluding currency, primarily reflecting: favorable volume/mix, driven by the same factors as for net revenues noted above; lower manufacturing costs (driven by combustible and reduced-risk products); and a favorable pricing variance; partly offset by higher marketing, administration and research costs (including higher asset impairment and exit costs, mainly related to organizational design optimization).
Adjusted operating income increased by 12.7% on an organic basis. Adjusted operating income margin increased by 2.2 points on the same basis, as detailed in Schedule 8.

Total Market, PMI Shipment & Market Share Commentaries

European Union Key Data	Third-Quarter			Nine Months Year-to-Date
			Change			Change
	2021	2020	% / pp	2021	2020	% / pp
Total Market (billion units)	132.4	132.6	(0.1)%	360.5	358.1	0.7%

PMI Shipment Volume (million units)
Cigarettes	41,965	45,179	(7.1)%	120,238	126,142	(4.7)%
Heated Tobacco Units	7,058	5,181	36.2%	20,405	14,069	45.0%
Total EU	49,023	50,360	(2.7)%	140,643	140,211	0.3%

PMI Market Share
Marlboro	16.5%	17.5%	(1.0)	16.7%	17.6%	(0.9)
L&M	5.6%	6.0%	(0.4)	5.7%	6.3%	(0.6)
Chesterfield	5.5%	5.5%	—	5.5%	5.6%	(0.1)
Philip Morris	2.2%	2.5%	(0.3)	2.2%	2.5%	(0.3)
HEETS	5.3%	3.9%	1.4	5.5%	3.9%	1.6
Others	3.1%	3.0%	0.1	3.0%	3.0%	—
Total EU	38.2%	38.4%	(0.2)	38.6%	38.9%	(0.3)
Note: HEETS includes HEETS Dimensions.
Third-Quarter
The estimated total market in the EU decreased by 0.1% to 132.4 billion units, mainly due to:
•Czech Republic, down by 9.0%, primarily reflecting the impact of excise tax-driven price increases; and
•France, down by 8.0%, mainly reflecting the impact of excise tax-driven price increases and higher cross-border (non-domestic) purchases due to the easing of pandemic-related measures;
partly offset by
•Poland, up by 3.4%, primarily reflecting the impact on adult smoker average daily consumption and border sales of the easing of pandemic-related measures; and
•Romania, up by 7.1%, mainly reflecting the impact on adult smoker average daily consumption of the easing of pandemic-related measures, as well as increased in-bound travel.
PMI's total shipment volume decreased by 2.7% to 49.0 billion units, primarily due to:
•Czech Republic, down by 9.5%, mainly reflecting the lower total market;
•France, down by 10.8%, primarily reflecting the lower total market and a lower market share of cigarettes;
•Italy, down by 3.1%. Excluding the net unfavorable impact of estimated distributor inventory movements, total in-market sales volume increased by 3.6%, reflecting a higher total market and a higher market share driven by heated tobacco units; and
•Spain, down by 9.1%. Excluding the net unfavorable impact of estimated distributor inventory movements, total in-market sales volume increased by 3.0%, mainly reflecting a higher total market;
partly offset by
•Poland, up by 3.8%, mainly reflecting the higher total market.

Excluding the net unfavorable impact of estimated distributor inventory movements, PMI's total in-market sales volume decreased by 0.5%.
Nine Months Year-to-Date
The estimated total market in the EU increased by 0.7% to 360.5 billion units, primarily driven by:
•Italy, up by 4.2%, notably reflecting the impact on adult smoker average daily consumption of the easing of pandemic-related measures; and
•Poland, up by 6.4%, primarily reflecting the impact on adult smoker average daily consumption and border sales of the easing of pandemic-related measures, as well as a lower prevalence of illicit trade;
partly offset by
•Czech Republic, down by 10.1%, mainly reflecting the impact of excise tax-driven price increases and the impact, in the first quarter of 2021, of lower border sales due to pandemic-related lockdown measures; and
•France, down by 6.1%, primarily reflecting the same factors as in the quarter.
PMI's total shipment volume increased by 0.3% to 140.6 billion units, primarily driven by:
•Italy, up by 8.1%, mainly reflecting the higher total market and a higher market share driven by heated tobacco units;
partly offset by
•Czech Republic, down by 12.2%, mainly reflecting the same factor as in the quarter; and
•France, down by 8.3%, mainly reflecting the same factors as in the quarter.
Excluding the net favorable impact of estimated distributor inventory movements, PMI's total in-market sales volume was essentially stable.
EASTERN EUROPE REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 941	$ 899	4.7%	6.1%	42	(13)	—	22	33	—

Operating Income	$ 338	$ 245	38.0%	25.7%	93	30	—	22	27	14
Asset Impairment & Exit Costs (1)	(2)	—	—%	—%	(2)	—	—	—	—	(2)
Adjusted Operating Income	$ 340	$ 245	38.8%	26.5%	95	30	—	22	27	16

Adjusted Operating Income Margin	36.1%	27.3%	8.8pp	5.2pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues increased by 6.1% on an organic basis, reflecting: favorable volume/mix, driven by higher heated tobacco unit volume (primarily in Russia and Ukraine), partly offset by unfavorable cigarette volume/mix (primarily in Russia); and a favorable pricing variance, mainly driven by higher combustible pricing (notably in Russia), partly offset by lower heated tobacco unit pricing (primarily in Ukraine, partly offset by Russia).

Operating income increased by 25.7%, excluding currency, primarily reflecting: favorable volume/mix, driven by the same factors as for net revenues noted above; a favorable pricing variance; and lower manufacturing costs (primarily related to reduced-risk products, mainly in Russia).
Adjusted operating income increased by 26.5% on an organic basis. Adjusted operating income margin increased by 5.2 points on the same basis, as detailed in Schedule 8.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,632	$ 2,470	6.6%	9.6%	162	(74)	—	68	168	—

Operating Income	$ 913	$ 610	49.7%	50.0%	303	(2)	—	68	140	97
Asset Impairment & Exit Costs (1)	(11)	(7)	(57.1)%	(57.1)%	(4)	—	—	—	—	(4)
Adjusted Operating Income	$ 924	$ 617	49.8%	50.1%	307	(2)	—	68	140	101

Adjusted Operating Income Margin	35.1%	25.0%	10.1pp	9.2pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues increased by 9.6% on an organic basis, reflecting: favorable volume/mix, driven by higher heated tobacco unit volume (mainly in Russia and Ukraine), partly offset by unfavorable cigarette volume (primarily in Russia and Ukraine) and unfavorable cigarette mix (mainly in Russia); and a favorable pricing variance, mainly driven by higher combustible pricing (primarily in Kazakhstan, Russia and Ukraine), partially offset by lower device pricing (mainly in Russia) and lower heated tobacco unit pricing (primarily in Ukraine, partly offset by Russia).
Operating income increased by 50.0%, excluding currency, primarily reflecting: favorable volume/mix, driven by the same factors as for net revenues noted above; lower manufacturing costs (mainly related to reduced-risk products, primarily in Russia); and a favorable pricing variance.
Adjusted operating income increased by 50.1% on an organic basis. Adjusted operating income margin increased by 9.2 points on the same basis, as detailed in Schedule 8.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2021	2020	Change	2021	2020	Change
Cigarettes	25,020	25,661	(2.5)%	67,771	70,737	(4.2)%
Heated Tobacco Units	6,119	4,882	25.3%	18,594	14,374	29.4%
Total Eastern Europe	31,139	30,543	2.0%	86,365	85,111	1.5%
Third-Quarter
The estimated total market in Eastern Europe decreased, mainly due to:
•Russia, down by 0.9%, or by 2.5% excluding the net favorable impact of estimated distributor inventory movements, primarily reflecting the impact of excise tax-driven price increases and a higher prevalence of illicit trade; and
•Ukraine, down by 9.6%, mainly reflecting the impact of excise tax-driven price increases and a higher prevalence of illicit trade.
PMI's total shipment volume increased by 2.0% to 31.1 billion units, notably driven by:
•Russia, up by 0.7%. Excluding the net favorable impact of estimated distributor inventory movements, PMI's in-market sales decreased by 0.3%, reflecting the lower total market, partly offset by a higher market share driven by heated tobacco units; and
•Southeast Europe, up by 15.5%, primarily reflecting a higher total market and a higher market share, driven by heated tobacco units and cigarettes, partly offset by
•Ukraine, down by 3.2%, mainly reflecting the lower total market, partly offset by a higher market share driven by heated tobacco units.
Nine Months Year-to-Date
The estimated total market in Eastern Europe decreased, primarily due to:
•Ukraine, down by 9.6%, mainly reflecting the impact of excise tax-driven price increases and a higher prevalence of illicit trade.
PMI's total shipment volume increased by 1.5% to 86.4 billion units, notably driven by:
•Russia, up by 0.9%. Excluding the net favorable impact of estimated distributor inventory movements, PMI’s total in-market sales volume was down by 2.1%, mainly reflecting a lower market share (due to cigarettes, partly offset by heated tobacco units); and
•Southeast Europe, up by 8.0%, primarily reflecting a higher market share (driven by heated tobacco units and cigarettes) and a higher total market;
partly offset by
•Ukraine, down by 2.0%, mainly reflecting the lower total market, partly offset by a higher market share driven by heated tobacco units.

Excluding the net favorable impact of estimated distributor inventory movements, PMI's total in-market sales volume decreased by 0.5%.
MIDDLE EAST & AFRICA REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 945	$ 768	23.0%	26.6%	177	(27)	—	64	169	(29)

Operating Income	$ 388	$ 261	48.7%	59.8%	127	(29)	—	64	135	(43)
Asset Impairment & Exit Costs (1)	(3)	—	—%	—%	(3)	—	—	—	—	(3)
Adjusted Operating Income	$ 391	$ 261	49.8%	60.9%	130	(29)	—	64	135	(40)
Adjusted Operating Income Margin	41.4%	34.0%	7.4pp	9.2pp
(1) Included in Marketing, Administration and Research Costs above.
Net revenues increased by 26.6% on an organic basis, primarily reflecting: favorable volume/mix, mainly driven by higher cigarette volume (primarily in PMI Duty Free and Turkey, partly offset by North Africa), higher heated tobacco unit volume (mainly in PMI Duty Free) and favorable cigarette mix (notably in PMI Duty Free); and a favorable pricing variance, driven by combustible pricing (mainly in Turkey); partly offset by lower fees for certain distribution rights billed to customers in certain markets, shown in "Cost/Other".
Operating income increased by 59.8%, excluding currency, mainly reflecting: favorable volume/mix, mainly driven by the same factors as for net revenues noted above; a favorable pricing variance; and lower manufacturing costs; partly offset by lower fees for certain distribution rights, as noted above for net revenues; and higher marketing, administration and research costs.
Adjusted operating income increased by 60.9% on an organic basis. Adjusted operating income margin increased by 9.2 points on the same basis, as detailed in Schedule 8.

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,306	$ 2,348	(1.8)%	1.0%	(42)	(66)	—	191	110	(277)
Saudi Arabia Customs Assessments	(246)	—	—%	—%	(246)	—	—	—	—	(246)
Adjusted Net Revenues	$ 2,552	$ 2,348	8.7%	11.5%	204	(66)	—	191	110	(31)

Net Revenues (1)	$ 2,306	$ 2,348	(1.8)%	1.0%	(42)	(66)	—	191	110	(277)

Operating Income	$ 739	$ 819	(9.8)%	(0.7)%	(80)	(74)	—	191	70	(267)
Asset Impairment & Exit Costs (2)	(13)	(9)	(44.4)%	(44.4)%	(4)	—	—	—	—	(4)
Saudi Arabia Customs Assessments (3)	(246)	—	—%	—%	(246)	—	—	—	—	(246)
Adjusted Operating Income	$ 998	$ 828	20.5%	29.5%	170	(74)	—	191	70	(17)
Adjusted Operating Income Margin	39.1%	35.3%	3.8pp	5.6pp
(1) Cost/Other variance includes a reduction in net revenues of $246 million in 2021 related to the Saudi Arabia customs assessments.
(2) Included in Marketing, Administration and Research Costs above.
(3) Included in Net Revenues above.

Net revenues increased by 1.0%, excluding currency, despite the unfavorable impact of the Saudi Arabia customs assessments of $246 million, shown in "Cost/Other".
Adjusted net revenues increased by 11.5% on an organic basis, as detailed above and in Schedule 5, primarily reflecting: a favorable pricing variance, mainly driven by combustible pricing (mainly in Egypt and Turkey); and favorable volume/mix, primarily driven by favorable cigarette mix (mainly in PMI Duty Free, Saudi Arabia and Turkey), higher heated tobacco unit volume (mainly in Egypt, Jordan and PMI Duty Free) and higher cigarette volume (primarily in PMI Duty Free and Turkey, partly offset by Kuwait and North Africa); partially offset by lower fees for certain distribution rights billed to customers in certain markets, shown in "Cost/Other".
Operating income decreased by 0.7%, excluding currency, predominantly due to the unfavorable impact of the Saudi Arabia customs assessments, as noted above for net revenues.
Adjusted operating income increased by 29.5% on an organic basis, mainly reflecting: a favorable pricing variance; favorable volume/mix, driven by the same factors as for net revenues noted above; and lower manufacturing costs (primarily related to combustible products); partly offset by lower fees for certain distribution rights, as noted above for net revenues; and higher marketing, administration and research costs.
Adjusted operating income margin increased by 5.6 points on an organic basis, as detailed in Schedule 8.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2021	2020	Change	2021	2020	Change
Cigarettes	35,166	30,903	13.8%	93,155	88,087	5.8%
Heated Tobacco Units	577	179	+100%	1,485	834	78.1%
Total Middle East & Africa	35,743	31,082	15.0%	94,640	88,921	6.4%
Third-Quarter
The estimated total market in the Middle East & Africa increased, mainly driven by:
•International Duty Free, up by 15.4%, reflecting the impact of reduced government travel restrictions and increased passenger traffic in certain geographies; and
•Turkey, up by 12.5%, mainly reflecting the impact on adult smoker average daily consumption of the easing of pandemic-related measures, coupled with increased in-bound tourism (particularly by Turkish expatriates);
partly offset by
•Tunisia, down by 30.1%, primarily reflecting an increased prevalence of illicit trade (mainly due to market disruptions impacting product availability and the impact of price increases in July 2021).
PMI's total shipment volume increased by 15.0% to 35.7 billion units, notably driven by:
•PMI Duty Free, up by +100%, or by 43.8% excluding the net favorable impact of estimated distributor inventory movements, reflecting a higher market share and the higher total market; and
•Turkey, up by 18.4%, primarily reflecting the higher total market and a higher market share, driven by adult smoker up-trading (mainly benefiting Marlboro and Parliament);
partly offset by
•Egypt, down by 12.4%, primarily reflecting a lower market share mainly due to adult smoker down-trading to products in the low-tax tier.
Excluding the net favorable impact of estimated distributor inventory movements, PMI's total in-market sales volume increased by 8.5%.
Nine Months Year-to-Date
The estimated total market in the Middle East & Africa increased, mainly driven by:
•Egypt, up by 14.3%, primarily reflecting a favorable comparison due to pandemic-related supply chain shortages for competitors' products in 2020, as well as the favorable impact of adult smoker in-switching to cigarettes (mainly in the low-tax tier) from other combustible tobacco products;
•South Africa, up by 26.9%, mainly reflecting a favorable comparison versus the second and third quarters of 2020, in which the total market was impacted by the pandemic-related ban on all tobacco sales from March 27th through August 17th, partly offset by a higher estimated prevalence of illicit trade stemming from the ban; and
•Turkey, up by 6.6%, primarily reflecting the same factors as for the quarter, partly offset by a higher estimated prevalence of illicit trade;

partly offset by
•International Duty Free, down by 17.2%, primarily reflecting the impact of government travel restrictions and reduced passenger traffic since the start of the pandemic in March 2020.
PMI's total shipment volume increased by 6.4% to 94.6 billion units, notably driven by:
•PMI Duty Free, up by 25.1%. Excluding the net favorable impact of estimated distributor inventory movements (principally due to cigarettes), PMI in-market sales volume was down by 3.6%, primarily reflecting the lower total market, partly offset by a higher market share driven by Marlboro; and
•Turkey, up by 14.6%, mainly reflecting the same factors as in the quarter;
partly offset by
•Egypt, down by 6.5%, mainly reflecting a lower market share (due primarily to the same factor as in the quarter), partly offset by the higher total market.
SOUTH & SOUTHEAST ASIA REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,065	$ 1,071	(0.6)%	(1.1)%	(6)	6	—	14	(26)	—

Operating Income	$ 348	$ 402	(13.4)%	(14.4)%	(54)	4	—	14	(42)	(30)
Asset Impairment & Exit Costs (1)	(4)	—	—%	—%	(4)	—	—	—	—	(4)
Adjusted Operating Income	$ 352	$ 402	(12.4)%	(13.4)%	(50)	4	—	14	(42)	(26)

Adjusted Operating Income Margin	33.1%	37.5%	(4.4)pp	(4.6)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues decreased by 1.1% on an organic basis, reflecting: unfavorable volume/mix, due to lower cigarette volume (primarily in the Philippines, partly offset by Indonesia); partially offset by a favorable pricing variance, driven by combustible pricing (mainly in the Philippines, partly offset by Indonesia).
Operating income decreased by 14.4%, excluding currency, primarily reflecting: unfavorable volume/mix, due to the same factors as for net revenues noted above; and higher manufacturing costs; partly offset by a favorable pricing variance.
Adjusted operating income decreased by 13.4% on an organic basis. Adjusted operating income margin decreased by 4.6 points on the same basis, as detailed in Schedule 8.

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,284	$ 3,211	2.3%	(0.9)%	73	102	—	(4)	(25)	—

Operating Income	$ 1,208	$ 1,290	(6.4)%	(9.1)%	(82)	36	—	(4)	(81)	(33)
Asset Impairment & Exit Costs (1)	(17)	(11)	(54.5)%	(54.5)%	(6)	—	—	—	—	(6)
Adjusted Operating Income	$ 1,225	$ 1,301	(5.8)%	(8.6)%	(76)	36	—	(4)	(81)	(27)

Adjusted Operating Income Margin	37.3%	40.5%	(3.2)pp	(3.1)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues decreased by 0.9% on an organic basis, reflecting: unfavorable volume/mix, mainly due to lower cigarette volume (primarily the Philippines, partly offset by India and Indonesia), partially offset by favorable cigarette mix (mainly in Indonesia and the Philippines). Pricing variance was slightly unfavorable, reflecting lower pricing for combustible products (notably in Indonesia, largely offset by the Philippines).
Operating income decreased by 9.1%, excluding currency, primarily reflecting: unfavorable volume/mix, due to the same factors as for net revenues noted above; and higher marketing, administration and research costs.
Adjusted operating income decreased by 8.6% on an organic basis. Adjusted operating income margin decreased by 3.1 points on the same basis, as detailed in Schedule 8.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2021	2020	Change	2021	2020	Change
Cigarettes	35,578	37,238	(4.5)%	105,787	108,179	(2.2)%
Heated Tobacco Units	79	10	+100%	151	10	+100%
Total South & Southeast Asia	35,657	37,248	(4.3)%	105,938	108,189	(2.1)%
Third-Quarter
The estimated total market in South & Southeast Asia increased, mainly driven by:
•Bangladesh, up by 29.9%, primarily reflecting a favorable comparison versus the third quarter of 2020, during which pandemic-related restrictions impacted tobacco product availability;
•India, up by 8.3%, mainly reflecting a favorable comparison versus the third quarter of 2020, during which pandemic-related restrictions impacted the movement of certain products, including tobacco;
•Indonesia, up by 6.0%, primarily reflecting the growth of the tax-advantaged 'below tier one' segment and the impact on adult smoker consumption of the easing of pandemic-related measures compared to the prior year period; and

•Pakistan, up by 29.3%, or by 14.1% excluding the net favorable impact of estimated trade inventory movements, notably reflecting a lower prevalence of illicit trade (partly due to pandemic-related supply disruptions for illicit products);
partly offset by
•the Philippines, down by 17.7%, or by 8.7% excluding the net unfavorable impact of estimated trade inventory movements, primarily reflecting the impact of industry-wide price increases in the fourth quarter of 2020.
PMI's total shipment volume decreased by 4.3% to 35.7 billion units, mainly due to:
•the Philippines, down by 23.8%, primarily reflecting the lower total market and a lower market share (mainly due to mid-price Fortune, reflecting the impact of price increases in the fourth quarter of 2020, partly offset by Marlboro);
partly offset by
•Indonesia, up by 5.1%, primarily reflecting the higher total market.
Nine Months Year-to-Date
The estimated total market in South & Southeast Asia increased, mainly driven by:
•Bangladesh, up by 13.6%, primarily reflecting the same factor as in the quarter;
•India, up by 13.8%, mainly reflecting the same factor as in the quarter;
•Indonesia, up by 7.9%, primarily reflecting the same factors as in the quarter;
•Pakistan, up by 18.9%, notably reflecting the same factor as in the quarter; and
•Vietnam, up by 7.2%, mainly reflecting a lower prevalence of illicit trade due to pandemic-related supply disruptions for illicit products;
partly offset by:
•the Philippines, down by 12.3%, primarily reflecting the same factor as in the quarter.
PMI's total shipment volume decreased by 2.1% to 105.9 billion units, notably due to:
•the Philippines, down by 20.3%, mainly reflecting the same factors as in the quarter;
partly offset by:
•Indonesia, up by 4.3%, primarily reflecting the higher total market, partly offset by a lower market share (mainly due to adult smoker down-trading to the 'below tier one' segment as a result of significantly lower retail prices, partly offset by share growth for PMI's premium and hand-rolled portfolio); and
•Pakistan, up by 14.2%, mainly reflecting the higher total market, partly offset by a lower market share.

EAST ASIA & AUSTRALIA REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,523	$ 1,358	12.2%	12.7%	165	(7)	—	47	125	—

Operating Income	$ 631	$ 637	(0.9)%	2.7%	(6)	(23)	—	47	3	(33)
Asset Impairment & Exit Costs (1)	(21)	—	—%	—%	(21)	—	—	—	—	(21)
Adjusted Operating Income	$ 652	$ 637	2.4%	6.0%	15	(23)	—	47	3	(12)

Adjusted Operating Income Margin	42.8%	46.9%	(4.1)pp	(2.8)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues increased by 12.7% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume and favorable device volume/mix (predominantly in Japan, driven by the launch of IQOS ILUMA), partly offset by unfavorable cigarette mix (primarily in Japan) and lower cigarette volume (particularly in Australia, partly offset by Japan); and a favorable pricing variance, primarily driven by higher heated tobacco, combustible and device pricing in Japan.
Operating income increased by 2.7%, excluding currency, mainly reflecting: a favorable pricing variance; and lower manufacturing costs (primarily related to reduced-risk products in Japan); partly offset by higher marketing, administration and research costs (notably due to the launch of IQOS ILUMA in Japan and higher asset impairment and exit costs, mainly related to product distribution restructuring in South Korea). Volume/mix was slightly favorable, notably reflecting higher heated tobacco unit and cigarette volume in Japan, largely offset by lower cigarette volume in Australia and unfavorable cigarette mix in Japan.
Adjusted operating income increased by 6.0% on an organic basis. Adjusted operating income margin decreased by 2.8 points on the same basis, as detailed in Schedule 8.

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 4,509	$ 4,045	11.5%	9.0%	464	101	—	240	123	—

Operating Income	$ 2,041	$ 1,792	13.9%	14.2%	249	(6)	—	240	21	(6)
Asset Impairment & Exit Costs (1)	(67)	(13)	-(100)%	-(100)%	(54)	—	—	—	—	(54)
Adjusted Operating Income	$ 2,108	$ 1,805	16.8%	17.1%	303	(6)	—	240	21	48

Adjusted Operating Income Margin	46.8%	44.6%	2.2pp	3.4pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues increased by 9.0% on an organic basis, mainly reflecting: a favorable pricing variance, primarily driven by higher heated tobacco and combustible pricing in Japan, partly offset by lower combustible pricing in Australia; and favorable volume/mix, mainly driven by higher heated tobacco unit volume and favorable device volume/mix in Japan (driven by the launch of IQOS ILUMA), partly offset by lower cigarette volume (primarily in Australia, Japan and South Korea) and unfavorable cigarette mix (mainly in Australia and Japan).
Operating income increased by 14.2%, excluding currency, mainly reflecting: a favorable pricing variance; lower manufacturing costs (primarily related to reduced-risk products in Japan); and favorable volume/mix, driven by higher heated tobacco unit volume in Japan, partly offset by lower cigarette volume (primarily in Australia, Japan and South Korea), unfavorable cigarette mix (mainly in Australia and Japan) and unfavorable heated tobacco unit mix in Japan; partially offset by higher marketing, administration and research costs (notably reflecting the same factors as in the quarter).
Adjusted operating income increased by 17.1%, on an organic basis. Adjusted operating income margin increased by 3.4 points on the same basis, as detailed in Schedule 8.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2021	2020	Change	2021	2020	Change
Cigarettes	11,120	10,784	3.1%	33,450	35,154	(4.8)%
Heated Tobacco Units	9,435	8,601	9.7%	28,478	24,799	14.8%
Total East Asia & Australia	20,555	19,385	6.0%	61,928	59,953	3.3%

Third-Quarter
The estimated total market in East Asia & Australia, excluding China, decreased, primarily due to:
•Australia, down by 28.0%, or by 18.3% excluding the net unfavorable impact of estimated trade inventory movements, mainly reflecting the impact of the ending of the pandemic-related wage subsidy by the government, coupled with the impact of pandemic-related restrictions in the quarter;
•Japan, down by 2.8%, primarily reflecting the impact of the October 2020 excise tax-driven price increases;

•South Korea, down by 5.2%, or by 0.9% excluding the net unfavorable impact of estimated trade inventory movements, mainly reflecting the structural market trend; and
•Taiwan, down by 10.8%, primarily reflecting impact of pandemic-related restrictions in the quarter.
PMI's total shipment volume increased by 6.0% to 20.6 billion units, mainly driven by:
•Japan, up by 14.6%, or by 1.0% excluding the net favorable impact of estimated distributor inventory movements, primarily reflecting a higher market share (driven by heated tobacco units), partly offset by the lower total market;
partly offset by
•South Korea, down by 5.9%, mainly reflecting the lower total market and a lower market share (due to cigarettes).
Excluding the net favorable impact of estimated distributor inventory movements, PMI's total in-market sales volume declined by 1.7%.
Nine Months Year-to-Date
The estimated total market in East Asia & Australia, excluding China, decreased, mainly due to:
•Australia, down by 14.5%, primarily reflecting the same factors as in the quarter;
•Japan, down by 3.7%, mainly reflecting the same factor as in the quarter; and
•South Korea, down by 1.4%, primarily reflecting the same factor as in the quarter, partly offset by the impact of pandemic-related subsidies on adult smoker average daily consumption.
PMI's total shipment volume increased by 3.3% to 61.9 billion units, mainly driven by:
•Japan, up by 7.2%, or by 1.3% excluding the net favorable impact of estimated distributor inventory movements, primarily reflecting the same factors as in the quarter;
partly offset by
•South Korea, down by 5.3%, mainly reflecting the same factors as in the quarter.
Excluding the net favorable impact of estimated distributor inventory movements, PMI's total in-market sales volume declined by 0.6%.

AMERICAS REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 456	$ 400	14.0%	9.0%	56	20	—	16	21	(1)

Operating Income	$ 121	$ 110	10.0%	6.4%	11	4	—	16	3	(12)
Asset Impairment & Exit Costs (1)	(1)	—	—%	—%	(1)	—	—	—	—	(1)
Adjusted Operating Income	$ 122	$ 110	10.9%	7.3%	12	4	—	16	3	(11)

Adjusted Operating Income Margin	26.8%	27.5%	(0.7)pp	(0.4)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.

Net revenues increased by 9.0% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher cigarette volume (primarily in Colombia and Mexico) and higher device volume (notably in Canada); and a favorable pricing variance driven by combustible products (notably in Argentina and Mexico).
Operating income increased by 6.4%, excluding currency, primarily reflecting: a favorable pricing variance; partly offset by higher manufacturing costs; and higher marketing, administration and research costs.
Adjusted operating income increased by 7.3% on an organic basis. Adjusted operating income margin decreased by 0.4 points on the same basis, as detailed in Schedule 8.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,320	$ 1,216	8.6%	5.4%	104	38	—	28	37	1

Operating Income	$ 367	$ 328	11.9%	8.2%	39	12	—	28	(3)	2
Asset Impairment & Exit Costs (1)	(6)	(4)	(50.0)%	(50.0)%	(2)	—	—	—	—	(2)
Adjusted Operating Income	$ 373	$ 332	12.3%	8.7%	41	12	—	28	(3)	4

Adjusted Operating Income Margin	28.3%	27.3%	1.0pp	0.9pp

(1) Included in marketing, administration and research costs at the consolidated operating income level.

Net revenues increased by 5.4% on an organic basis, mainly reflecting: favorable volume/mix, primarily driven by higher cigarette volume (mainly in Brazil and Mexico) and higher device volume (notably in Canada); and a favorable pricing variance, driven by higher combustible pricing (notably in Argentina and Colombia).

Operating income increased by 8.2%, excluding currency, primarily reflecting: a favorable pricing variance; and lower marketing, administration and research costs; partly offset by higher manufacturing costs.
Adjusted operating income increased by 8.7% on an organic basis. Adjusted operating income margin increased by 0.9 points on the same basis, as detailed in Schedule 8.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2021	2020	Change	2021	2020	Change
Cigarettes	15,994	15,699	1.9%	46,092	45,542	1.2%
Heated Tobacco Units	221	114	93.9%	466	316	47.5%
Total Americas	16,215	15,813	2.5%	46,558	45,858	1.5%

Third-Quarter
The estimated total market in Americas decreased, notably due to:
•Argentina, down by 2.1%, primarily reflecting the impact of price increases;
•Canada, down by 12.7%, notably reflecting the impact of price increases and out-switching from cigarettes to e-vapor products;
partly offset by
•Colombia, up by 13.4%, primarily reflecting the impact on adult smoker average daily consumption of the easing of pandemic-related measures.
PMI's total shipment volume increased by 2.5% to 16.2 billion units, notably driven by:
•Colombia, up by 11.0%, primarily reflecting the higher total market; and
•Mexico, up by 3.9%, mainly reflecting a higher market share driven by Marlboro;
partly offset by
•Argentina, down by 2.5%, primarily reflecting the lower total market.
Nine Months Year-to-Date
The estimated total market in Americas increased, mainly driven by:
•Argentina, up by 7.5%, primarily reflecting a lower estimated prevalence of illicit trade and a favorable comparison related to retail out-of-stock in the second quarter of 2020 (due to temporary factory shutdowns related to the pandemic), partly offset by the impact of price increases;
•Brazil, up by 5.4%, mainly reflecting a lower estimated prevalence of illicit trade due to: reduced price gaps with legal products and the impact of border restrictions imposed as a result of the pandemic; and
•Mexico, up by 3.0%, primarily reflecting the impact on adult smoker average daily consumption of the easing of pandemic-related measures coupled with the impact of increased in-bound tourism;
partly offset by
•Canada, down by 8.5%, mainly reflecting the same factors as in the quarter.

PMI's total shipment volume increased by 1.5% to 46.6 billion units, primarily driven by:
•Brazil, up by 6.4%, mainly reflecting the higher total market and a higher market share driven by Chesterfield; and
•Mexico, up by 3.9%, primarily reflecting the higher total market and a higher market share driven by Marlboro;
partly offset by
•Argentina, down by 2.4%, mainly reflecting a lower market share (primarily due to adult smoker down-trading to ultra-low-price brands produced by local manufacturers).
OTHER
Third-Quarter and Nine Months Year-to-Date
Following the acquisitions of Fertin Pharma A/S, OtiTopic, Inc. and Vectura Group plc., PMI added the "Other" category in the third quarter of 2021. Business operations for the Other category are evaluated separately from the geographical operating segments.
Due to the timing of the Fertin Pharma and Vectura acquisitions, the company did not record the immaterial results of operations from these two acquisitions in its consolidated statements of earnings from the acquisition dates through September 30, 2021.
PMI accounted for the OtiTopic transaction as an asset acquisition since the in-process research and development of the dry power inhalation aspirin treatment represented substantially all of the fair value of the gross assets acquired and had no alternative future use. As a result, PMI recorded a pre-tax charge of $51 million to research and development costs within marketing, administration and research costs of the Other category for the third quarter and the nine months year-to-date. The charge has been excluded from adjusted results.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company, its shareholders and other stakeholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products, associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. In addition, versions of PMI's IQOS Platform 1 device and consumables have received marketing authorizations from the U.S. Food and Drug Administration (FDA) under the premarket tobacco product application (PMTA) pathway; the FDA has also authorized the marketing of a version of IQOS and its consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free product portfolio includes heat-not-burn products, nicotine-containing vapor products and oral nicotine products. As of September 30, 2021, PMI's smoke-free products are available for sale in 70 markets in key cities or nationwide, and PMI estimates that approximately 14.9 million adults around the world have already switched to IQOS and stopped smoking. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
In addition, PMI’s business risks also include risks and uncertainties related to PMI’s acquisitions of Fertin Pharma A/S (“Fertin”), OtiTopic, Inc. ("OtiTopic") and Vectura Group plc (“Vectura”), including, amongst other things: (1) the possibility that the integration of the operations of Fertin and Vectura with those of PMI may be more difficult and/or take longer than anticipated, and may not accelerate PMI’s desired entry into additional smoke-free and beyond nicotine platforms as quickly as anticipated; (2) the possibility that the respective integrations of Fertin and Vectura into PMI may be more costly than anticipated and may have unanticipated adverse results relating to Fertin, Vectura or PMI’s existing businesses; (3) the inability to gain access to or acquire differentiated proprietary assets, technology and/or pharmaceutical development expertise as anticipated by these acquisitions; (4) risks associated with third-party contracts containing consent and/or other contractual provisions that may be triggered by the acquisitions; (5) the success of the research and development efforts of Fertin, OtiTopic and Vectura, including the ability to obtain regulatory approval for new products, and the ability to commercialize or license these new products; (6) any unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with the products developed by Fertin, OtiTopic and Vectura; and (7) the ability of PMI to retain key personnel of Fertin and Vectura, or hire key talent to work in the Fertin and Vectura businesses due to their affiliation with PMI.
The COVID-19 pandemic has created significant societal and economic disruption, and resulted in closures of stores, factories and offices, and restrictions on manufacturing, distribution and travel, all of which will adversely impact our business, results of operations, cash flows and financial position during the continuation of the pandemic. Our business continuity plans and other safeguards may not be effective to mitigate the impact of the pandemic. Currently, significant risks include our diminished ability to convert adult smokers to our reduced-risk products, significant volume declines in our duty-free business and certain other key markets, disruptions or delays in our manufacturing and supply chain, increased currency volatility, and delays in certain cost saving, transformation and restructuring initiatives. Our business could also be adversely impacted if key personnel or a significant number of employees or business partners become unavailable due to the continuation of the COVID-19 pandemic. The significant adverse impact of COVID-19 on the economic or political conditions in markets in which we operate could result in changes to the preferences of our adult consumers and lower demand for our products, particularly for our mid-price or premium-price brands. Continuation of the pandemic could disrupt our access to the credit markets or increase our borrowing costs. Governments may temporarily be unable to focus on the development of science-based regulatory frameworks for the development and commercialization of reduced-risk products or on the enforcement or implementation of regulations that are significant to our business. In addition, messaging about the potential negative impacts of the use of our products on COVID-19 risks may lead to increasingly restrictive regulatory measures on the sale and use of our products, negatively impact demand for our products, the willingness of adult consumers to switch to our reduced-risk products and our efforts to advocate for the development of science-based regulatory frameworks for the development and commercialization of reduced-risk products.
The impact of these risks also depends on factors beyond our knowledge or control, including the duration and severity of the pandemic, its recurrence in our key markets, actions taken to contain its spread and to mitigate its public health effects, and the ultimate economic consequences thereof.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended June 30, 2021. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Key Terms, Definitions and Explanatory Notes
General
•"PMI" refers to Philip Morris International Inc. and its subsidiaries. Trademarks and service marks that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.
•Comparisons are made to the same prior-year period unless otherwise stated.
•References to total industry, total market, PMI shipment volume and PMI market share performance reflect cigarettes and heated tobacco units, unless otherwise stated.
•References to total international market, defined as worldwide cigarette and heated tobacco unit volume excluding the U.S., total industry, total market and market shares are PMI estimates for tax-paid products based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business.
•2020 and 2021 estimates for total industry volume and market share in certain geographies reflect limitations on the availability and accuracy of industry data during pandemic-related restrictions.
•"Combustible products" is the term PMI uses to refer to cigarettes and OTP, combined.
•In-market sales, or "IMS," is defined as sales to the retail channel, depending on the market and distribution model.
•"Total shipment volume" is defined as the combined total of cigarette shipment volume and heated tobacco unit shipment volume.
•"Americas" refers to the former Latin America & Canada segment, which was renamed as the Americas segment as of the third quarter of 2021.
•"North Africa" is defined as Algeria, Egypt, Libya, Morocco and Tunisia.
•"The GCC" (Gulf Cooperation Council) is defined as Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates (UAE).
•"Southeast Europe" is defined as Albania, Bosnia & Herzegovina, Kosovo, Montenegro, North Macedonia and Serbia.
•Following the acquisitions of Fertin Pharma A/S, OtiTopic, Inc. and Vectura Group plc., PMI added the "Other" category in the third quarter of 2021. Business operations for the Other category are evaluated separately from the geographical operating segments.
•Following the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH) on March 22, 2019, PMI continues to report the volume of brands sold by RBH for which other PMI subsidiaries are the trademark owner. These include HEETS, Next, Philip Morris and Rooftop.
•From time to time, PMI’s shipment volumes are subject to the impact of distributor inventory movements, and estimated total industry/market volumes are subject to the impact of inventory movements in various trade channels that include estimated trade inventory movements of PMI’s competitors arising from market-specific factors that significantly distort reported volume disclosures. Such factors may include changes to the manufacturing supply chain, shipment methods, consumer demand, timing of excise tax increases or other influences that may affect the timing of sales to customers. In such instances, in addition to reviewing PMI shipment volumes and certain estimated total industry/market volumes on a reported basis, management reviews these measures on an adjusted basis that excludes the impact of distributor and/or estimated trade inventory movements. Management also believes that disclosing PMI shipment volumes and estimated total industry/market volumes in such circumstances on a basis that excludes the impact of distributor and/or estimated trade inventory movements, such as on an IMS basis, improves the comparability of performance and trends for these measures over different reporting periods.

Financial
•Net revenues related to combustible products refer to the operating revenues generated from the sale of these products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.
•Net revenues related to RRPs represent the sale of heated tobacco units, heat-not-burn devices and related accessories, and other nicotine-containing products, primarily e-vapor and oral nicotine products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.
•Adjusted net revenues exclude the impact related to the Saudi Arabia customs assessments.
•"Cost of sales" consists principally of: tobacco leaf, non-tobacco raw materials, labor and manufacturing costs; shipping and handling costs; and the cost of devices produced by third-party electronics manufacturing service providers. Estimated costs associated with device warranty programs are generally provided for in cost of sales in the period the related revenues are recognized.
•"Marketing, administration and research costs" include the costs of marketing and selling our products, other costs generally not related to the manufacture of our products (including general corporate expenses), and costs incurred to develop new products. The most significant components of our marketing, administration and research costs are marketing and sales expenses and general and administrative expenses.
•"Cost/Other" in the Consolidated Financial Summary table of total PMI and the six geographical segments of this release reflects the currency-neutral variances of: cost of sales (excluding the volume/mix cost component); marketing, administration and research costs (including asset impairment and exit costs); and amortization of intangibles. “Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to: fees for certain distribution rights billed to customers in certain markets in the ME&A Region and the Saudi Arabia customs assessment net revenue adjustment.
•"Adjusted Operating Income Margin" is calculated as adjusted operating income, divided by adjusted net revenues.
•"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and equity (income)/loss in unconsolidated subsidiaries, excluding asset impairment and exit costs, and unusual items.
•"Net debt" is defined as total debt, less cash and cash equivalents.
•Growth rates presented on an organic basis reflect currency-neutral underlying results.
•Management reviews net revenues, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. Organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results.
•Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
•Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP measures, see the relevant schedules provided with this press release.
•U.S. GAAP Treatment of Argentina as a Highly Inflationary Economy. Following the categorization of Argentina by the International Practices Task Force of the Center for Audit Quality as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with U.S. GAAP. Consequently, PMI began to account for the operations of its Argentinian affiliates as highly inflationary, and to treat the U.S. dollar as the functional currency of the affiliates, effective July 1, 2018.
•"Fair value adjustment for equity security investments" reflects the adjustment resulting from share price movements in passive investments for publicly traded entities that are not controlled or influenced by PMI.

Under U.S. GAAP, such adjustments are required, since January 1, 2018, to be reflected directly in the income statement.
Reduced-Risk Products
•Reduced-risk products (“RRPs”) is the term PMI uses to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continuing smoking. PMI has a range of RRPs in various stages of development, scientific assessment and commercialization. PMI's RRPs are smoke-free products that contain and/or generate far lower quantities of harmful and potentially harmful constituents than found in cigarette smoke.
•"Heated tobacco units," or "HTUs," is the term PMI uses to refer to heated tobacco consumables, which include the company's HEETS, HEETS Creations, HEETS Dimensions, HEETS Marlboro and HEETS FROM MARLBORO (defined collectively as HEETS), Marlboro Dimensions, Marlboro HeatSticks, Parliament HeatSticks and TEREA, as well as the KT&G-licensed brands, Fiit and Miix (outside of Korea).
•Market share for HTUs is defined as the total sales volume for HTUs as a percentage of the total estimated sales volume for cigarettes and HTUs.
•Unless otherwise stated, all references to IQOS are to PMI's Platform 1 IQOS devices and heated tobacco consumables.
•The IQOS heat-not-burn device is a precisely controlled heating device into which a specially designed and proprietary tobacco unit is inserted and heated to generate an aerosol.
•"PMI heat-not-burn products" include licensed KT&G heat-not-burn products.
•"PMI HTUs" include licensed KT&G HTUs.
•“Total IQOS users” is defined as the estimated number of Legal Age (minimum 18 years) users of PMI heat-not-burn products for which PMI HTUs represented at least 5% of their daily tobacco consumption over the past seven days. Note: as of December 2020, PMI heat-not-burn products and HTUs include licensed KT&G heat-not-burn products and HTUs, respectively.
•The estimated number of adults who have "switched to IQOS and stopped smoking" reflects:
◦for markets where there are no heat-not-burn products other than PMI heat-not-burn products: daily individual consumption of PMI HTUs represents the totality of their daily tobacco consumption in the past seven days;
◦for markets where PMI heat-not-burn products are among other heat-not-burn products: daily individual consumption of HTUs represents the totality of their daily tobacco consumption in the past seven days, of which at least 70% is PMI HTUs.
Note: as of December 2020, PMI heat-not-burn products and HTUs include licensed KT&G heat-not-burn products and HTUs, respectively.
IQOS in the United States
•On April 30, 2019, the U.S. Food and Drug Administration (FDA) announced that the marketing of a version of PMI's Platform 1 product, namely, IQOS 2.4, together with its heated tobacco units (the term PMI uses to refer to heated tobacco consumables), is appropriate for the protection of public health and authorized it for sale in the U.S. The FDA’s decision followed its comprehensive assessment of PMI’s premarket tobacco product applications (PMTAs) submitted to the Agency in 2017.
•In the third quarter of 2019, PMI brought IQOS 2.4 and three variants of its heated tobacco units to the U.S. through its license with Altria Group, Inc., whose subsidiary, Philip Morris USA Inc., is responsible for marketing the product and complying with the provisions set forth in the FDA's marketing orders.
•On July 7, 2020, the FDA authorized the marketing of a version of PMI's Platform 1 product, namely, IQOS 2.4, together with its heated tobacco units, as a Modified Risk Tobacco Product (MRTP). In doing so, the agency found that an IQOS exposure modification order is appropriate to promote the public health. The decision followed a review of the extensive scientific evidence package PMI submitted to the FDA in December 2016 to support its MRTP applications.
•On December 7, 2020, the FDA confirmed that the marketing of a version of PMI's Platform 1 product, namely, IQOS 3, is appropriate for the protection of public health and authorized it for sale in the U.S. The FDA’s decision followed an assessment of a PMI's PMTA filed with the agency in March 2020.
•Shipment volume of heated tobacco units to the U.S. is included in the heated tobacco unit shipment volume of the Americas segment. Revenues from shipments of Platform 1 devices, heated tobacco units and accessories to Altria Group, Inc. for sale under license in the U.S. are included in Net Revenues of the Americas.
•In April 2020, affiliates of British American Tobacco plc (BAT) filed a complaint against PMI, Philip Morris Products S.A., Altria Group, Inc., and its subsidiaries before the International Trade Commission (ITC). On May 14, 2021, the administrative law judge issued an Initial and Recommended Determination (ID/RD) finding that the IQOS Platform 1 product commercialized in the U.S. infringes two of the three patents asserted by Plaintiffs, recommending that the ITC issue a Limited Exclusion Order (LEO) against infringing products and recommending against a cease-and-desist order (CDO), as well as recommending against a bond pending Presidential review of the ITC's Final Determination (FD). On September 29, 2021, the ITC issued its FD, in which it upheld the finding of infringement in the ID and found a subsequent violation. The ITC issued a LEO prohibiting the importation of infringing tobacco heating articles and components thereof and CDOs against Philip Morris USA, Inc. and Altria Client Services, LLC. The case is now in a 60-day Presidential Review Period. PMI will appeal the patent and statutory issues at the appropriate time and has contingency plans underway, including domestic production. Furthermore, BAT lawsuits based on the same patent families have repeatedly and universally failed in European courts and the European Patent Office. The decision has no bearing outside the United States.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended September 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	pp Change	2021	2020	pp Change

Total	679.6	674.3	0.8	188.3	184.4	2.1	164.8	165.5	(0.4)	23.5	19.0	23.8	28.0	28.0	—	3.6	3.0	0.6

European Union
France	9.0	9.8	(8.0)	3.7	4.2	(10.8)	3.6	4.1	(11.7)	0.1	—	—	44.0	45.3	(1.3)	0.6	0.5	0.1
Germany	20.5	20.4	0.7	7.3	7.4	(1.1)	6.8	7.0	(3.8)	0.6	0.4	50.0	35.8	36.4	(0.6)	2.8	1.9	0.9
Italy	19.2	18.8	2.1	9.4	9.7	(3.1)	7.3	8.2	(11.1)	2.1	1.5	41.0	52.9	52.1	0.8	10.8	7.8	3.0
Poland	14.0	13.5	3.4	5.3	5.1	3.8	4.5	4.5	(0.3)	0.8	0.6	32.7	38.0	37.8	0.2	6.0	4.7	1.3
Spain	12.1	11.7	3.1	3.4	3.7	(9.1)	3.2	3.6	(10.1)	0.1	0.1	25.3	32.1	32.2	(0.1)	1.1	0.9	0.2

Eastern Europe
Russia	59.3	59.8	(0.9)	18.8	18.6	0.7	15.0	15.5	(3.8)	3.8	3.1	23.3	32.0	31.8	0.2	6.9	5.8	1.1

Middle East & Africa
Saudi Arabia	5.4	5.5	(1.6)	2.3	2.4	(4.2)	2.3	2.4	(5.0)	—	—	—	40.8	36.9	3.9	1.1	0.4	0.7
Turkey	36.1	32.1	12.5	16.0	13.5	18.4	16.0	13.5	18.4	—	—	—	44.2	42.0	2.2	—	—	—

South & Southeast Asia
Indonesia	74.3	70.1	6.0	20.8	19.8	5.1	20.8	19.8	5.1	—	—	—	28.0	28.2	(0.2)	—	—	—
Philippines	14.4	17.5	(17.7)	8.9	11.7	(23.8)	8.9	11.7	(24.1)	—	—	—	61.9	66.8	(4.9)	0.3	—	0.3

East Asia & Australia
Australia	2.3	3.2	(28.0)	0.8	1.0	(19.0)	0.8	1.0	(19.0)	—	—	—	33.7	29.8	3.9	—	—	—
Japan	39.7	40.8	(2.8)	13.6	11.9	14.6	5.4	4.6	18.4	8.2	7.3	12.2	38.3	36.9	1.4	22.9	20.4	2.5
South Korea	19.2	20.2	(5.2)	3.7	3.9	(5.9)	2.5	2.7	(7.1)	1.2	1.2	(3.2)	19.2	19.5	(0.3)	6.1	6.0	0.1

Americas
Argentina	8.4	8.6	(2.1)	4.8	4.9	(2.5)	4.8	4.9	(2.5)	—	—	—	56.6	56.8	(0.2)	—	—	—
Mexico	7.8	7.7	0.8	5.0	4.8	3.9	5.0	4.8	3.8	—	—	—	64.6	62.7	1.9	0.3	0.2	0.1

(1) Market share estimates are calculated using IMS data
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Nine Months Ended September 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	pp Change	2021	2020	pp Change

Total	1,946.1	1,897.3	2.6	536.1	528.2	1.5	466.5	473.8	(1.6)	69.6	54.4	27.9	27.3	27.9	(0.6)	3.5	2.9	0.6

European Union
France	26.3	28.0	(6.1)	11.6	12.7	(8.3)	11.4	12.5	(8.8)	0.2	0.1	36.9	43.7	44.9	(1.2)	0.6	0.5	0.1
Germany	56.5	56.4	0.1	21.6	22.0	(1.4)	20.0	20.8	(4.0)	1.7	1.2	44.2	38.3	38.9	(0.6)	3.0	2.1	0.9
Italy	53.0	50.8	4.2	28.9	26.7	8.1	22.4	22.8	(1.5)	6.5	4.0	62.8	52.9	52.0	0.9	11.1	7.6	3.5
Poland	37.2	35.0	6.4	13.9	13.6	2.3	11.7	12.1	(2.7)	2.2	1.6	40.9	37.4	38.9	(1.5)	5.9	4.5	1.4
Spain	32.2	31.7	1.4	10.2	10.1	1.1	9.8	9.8	0.5	0.4	0.3	18.0	31.5	31.5	—	1.2	1.0	0.2

Eastern Europe
Russia	163.7	163.4	0.2	52.0	51.6	0.9	40.4	42.3	(4.5)	11.7	9.3	25.3	31.5	32.3	(0.8)	7.2	6.1	1.1

Middle East & Africa
Saudi Arabia	16.2	15.8	2.0	6.6	6.2	5.3	6.4	6.2	3.5	0.2	—	—	41.5	38.5	3.0	0.9	0.2	0.7
Turkey	92.1	86.4	6.6	40.4	35.3	14.6	40.4	35.3	14.6	—	—	—	43.9	40.8	3.1	—	—	—

South & Southeast Asia
Indonesia	217.4	201.4	7.9	60.8	58.3	4.3	60.8	58.3	4.3	—	—	—	28.0	28.9	(0.9)	—	—	—
Philippines	41.2	47.0	(12.3)	25.6	32.1	(20.3)	25.5	32.1	(20.6)	0.1	—	—	62.2	68.4	(6.2)	0.3	—	0.3

East Asia & Australia
Australia	7.1	8.3	(14.5)	2.3	2.5	(6.4)	2.3	2.5	(6.4)	—	—	—	32.4	29.6	2.8	—	—	—
Japan	107.3	111.4	(3.7)	41.6	38.8	7.2	16.8	17.7	(4.9)	24.7	21.1	17.3	38.6	36.7	1.9	23.0	20.0	3.0
South Korea	54.1	54.8	(1.4)	10.7	11.3	(5.3)	7.2	7.8	(7.6)	3.5	3.5	(0.3)	19.7	20.7	(1.0)	6.4	6.4	—

Americas
Argentina	26.1	24.3	7.5	14.6	14.9	(2.4)	14.6	14.9	(2.4)	—	—	—	55.8	61.5	(5.7)	—	—	—
Mexico	22.6	21.9	3.0	14.1	13.6	3.9	14.1	13.6	3.7	0.1	—	—	62.5	62.0	0.5	0.3	0.2	0.1

(1) Market share estimates are calculated using IMS data
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%

				Schedule 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Diluted Earnings Per Share (EPS)
($ in millions, except per share data) / (Unaudited)

Quarters Ended		Diluted EPS	Nine Months Ended
September 30,			September 30,
$1.55		2021 Diluted Earnings Per Share (1)	$4.48
$1.48		2020 Diluted Earnings Per Share (1)	$3.90
$0.07		Change	$0.58
4.7%		% Change	14.9%

		Reconciliation:
$1.48		2020 Diluted Earnings Per Share (1)	$3.90
—		2020 Asset impairment and exit costs	0.04
—		2020 Fair value adjustment for equity security investments	0.04
(0.06)		2020 Tax items	(0.06)
(0.02)		2021 Asset impairment and exit costs	(0.09)
—		2021 Saudi Arabia customs assessments	(0.14)
(0.03)		2021 Asset acquisition cost	(0.03)
0.02		2021 Equity investee ownership dilution	0.02
—		2021 Tax items	—
0.04		Currency	0.18
0.01		Interest	(0.01)
0.04		Change in tax rate	0.07
0.07		Operations (2)	0.56
$1.55		2021 Diluted Earnings Per Share (1)	$4.48

(1) Basic and diluted EPS were calculated using the following (in millions):

Quarters Ended			Nine Months Ended
September 30,			September 30,
2021	2020		2021	2020
$ 2,426	$ 2,307	Net Earnings attributable to PMI	$ 7,016	$ 6,080
7	5	Less: Distributed and undistributed earnings attributable to share-based payment awards	21	15
$ 2,419	$ 2,302	Net Earnings for basic and diluted EPS	$ 6,995	$ 6,065

1,558	1,558	Weighted-average shares for basic EPS	1,558	1,557
2	—	Plus Contingently Issuable Performance Stock Units	2	—
1,560	1,558	Weighted-average shares for diluted EPS	1,560	1,557

(2) Includes the impact of shares outstanding and share-based payments

							Schedule 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency, and Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS, excluding Currency
(Unaudited)

Quarters Ended September 30,				Nine Months Ended September 30,
2021	2020	% Change		2021	2020	% Change
$ 1.55	$ 1.48	4.7%	Reported Diluted EPS	$ 4.48	$ 3.90	14.9%
0.04			Less: Currency	0.18
$ 1.51	$ 1.48	2.0%	Reported Diluted EPS, excluding Currency	$ 4.30	$ 3.90	10.3%

Quarters Ended September 30,				Nine Months Ended September 30,			Year Ended
2021	2020	% Change		2021	2020	% Change	2020
$ 1.55	$ 1.48	4.7%	Reported Diluted EPS	$ 4.48	$ 3.90	14.9%	$ 5.16
—	—		Saudi Arabia customs assessments	0.14	—		—
0.02	—		Asset impairment and exit costs	0.09	0.04		0.08
0.03	—		Asset acquisition cost	0.03	—		—
(0.02)	—		Equity investee ownership dilution	(0.02)	—		—
—	—		Fair value adjustment for equity security investments	—	0.04		0.04
—	(0.06)		Tax items	—	(0.06)		(0.06)
—	—		Brazil indirect tax credit	—	—		(0.05)
$ 1.58	$ 1.42	11.3%	Adjusted Diluted EPS	$ 4.72	$ 3.92	20.4%	$ 5.17
0.04			Less: Currency	0.18
$ 1.54	$ 1.42	8.5%	Adjusted Diluted EPS, excluding Currency	$ 4.54	$ 3.92	15.8%

								Schedule 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Quarters Ended September 30,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2021					Combustible Products	2020	% Change
$ 2,170	$ 88	$ 2,082	$ —	$ 2,082	European Union	$ 2,244	(3.3)%	(7.2)%	(7.2)%
635	(7)	641	—	641	Eastern Europe	636	(0.2)%	0.9%	0.9%
901	(28)	928	—	928	Middle East & Africa	768	17.3%	20.8%	20.8%
1,061	6	1,055	—	1,055	South & Southeast Asia	1,071	(0.9)%	(1.5)%	(1.5)%
591	4	587	—	587	East Asia & Australia	605	(2.2)%	(2.9)%	(2.9)%
438	19	418	—	418	Americas	393	11.4%	6.5%	6.5%
$ 5,796	$ 83	$ 5,713	$ —	$ 5,713	Total Combustible	$ 5,716	1.4%	(0.1)%	(0.1)%

2021					Reduced-Risk Products	2020	% Change
$ 1,022	$ 40	$ 982	$ 2	$ 979	European Union	$ 706	44.7%	39.0%	38.7%
306	(6)	313	—	313	Eastern Europe	263	16.4%	18.8%	18.8%
44	1	44	—	44	Middle East & Africa	—	—%	—%	—%
4	—	4	—	4	South & Southeast Asia	—	—%	—%	—%
932	(11)	943	—	943	East Asia & Australia	753	23.7%	25.1%	25.1%
18	1	18	—	18	Americas	7	+100%	+100%	+100%
$ 2,326	$ 24	$ 2,302	$ 2	$ 2,300	Total RRPs	$ 1,730	34.5%	33.1%	33.0%

2021					PMI	2020	% Change
$ 3,192	$ 128	$ 3,064	$ 2	$ 3,062	European Union	$ 2,950	8.2%	3.9%	3.8%
941	(13)	954	—	954	Eastern Europe	899	4.7%	6.1%	6.1%
945	(27)	972	—	972	Middle East & Africa	768	23.0%	26.6%	26.6%
1,065	6	1,059	—	1,059	South & Southeast Asia	1,071	(0.6)%	(1.1)%	(1.1)%
1,523	(7)	1,530	—	1,530	East Asia & Australia	1,358	12.2%	12.7%	12.7%
456	20	436	—	436	Americas	400	14.0%	9.0%	9.0%
$ 8,122	$ 107	$ 8,015	$ 2	$ 8,013	Total PMI	$ 7,446	9.1%	7.6%	7.6%

Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. "-" indicates amounts between -$0.5 million and +$0.5 million

									Schedule 4
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues		Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Nine Months Ended September 30,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2021						Combustible Products	2020	% Change
$ 6,283		$ 445	$ 5,838	$ —	$ 5,838	European Union	$ 6,099	3.0%	(4.3)%	(4.3)%
1,681		(29)	1,710	—	1,710	Eastern Europe	1,681	—%	1.7%	1.7%
2,208	(1)	(67)	2,275	—	2,275	Middle East & Africa	2,296	(3.9)%	(0.9)%	(0.9)%
3,277		102	3,175	—	3,175	South & Southeast Asia	3,211	2.1%	(1.1)%	(1.1)%
1,850		65	1,786	—	1,786	East Asia & Australia	1,876	(1.4)%	(4.8)%	(4.8)%
1,278		37	1,241	—	1,241	Americas	1,196	6.9%	3.8%	3.8%
$ 16,577		$ 552	$ 16,025	$ —	$ 16,025	Total Combustible	$ 16,360	1.3%	(2.0)%	(2.0)%

2021						Reduced-Risk Products	2020	% Change
$ 2,967		$ 206	$ 2,761	$ 2	$ 2,759	European Union	$ 1,861	59.5%	48.4%	48.3%
951		(45)	996	—	996	Eastern Europe	789	20.5%	26.2%	26.2%
98		1	97	—	97	Middle East & Africa	52	90.2%	87.7%	87.7%
7		—	7	—	7	South & Southeast Asia	—	—%	—%	—%
2,659		36	2,622	—	2,622	East Asia & Australia	2,169	22.6%	20.9%	20.9%
42		1	41	—	41	Americas	20	+100%	+100%	+100%
$ 6,724		$ 200	$ 6,524	$ 2	$ 6,522	Total RRPs	$ 4,890	37.5%	33.4%	33.4%

2021						PMI	2020	% Change
$ 9,250		$ 651	$ 8,599	$ 2	$ 8,597	European Union	$ 7,960	16.2%	8.0%	8.0%
2,632		(74)	2,706	—	2,706	Eastern Europe	2,470	6.6%	9.6%	9.6%
2,306	(1)	(66)	2,372	—	2,372	Middle East & Africa	2,348	(1.8)%	1.0%	1.0%
3,284		102	3,182	—	3,182	South & Southeast Asia	3,211	2.3%	(0.9)%	(0.9)%
4,509		101	4,408	—	4,408	East Asia & Australia	4,045	11.5%	9.0%	9.0%
1,320		38	1,282	—	1,282	Americas	1,216	8.6%	5.4%	5.4%
$ 23,301		$ 752	$ 22,549	$ 2	$ 22,547	Total PMI	$ 21,250	9.7%	6.1%	6.1%

(1) Includes a reduction in net revenues of $246 million related to the Saudi Arabia customs assessments
Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. "-" indicates amounts between -$0.5 million and +$0.5 million

													Schedule 5
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Net Revenues to Adjusted Net Revenues, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Special Items		Adjusted Net Revenues	Currency	Adjusted Net Revenues excluding Currency	Acqui-sitions	Adjusted Net Revenues excluding Currency & Acqui-sitions		Net Revenues	Special Items	Adjusted Net Revenues	Total	Excluding Currency	Excluding Currency & Acqui-sitions

2021								Quarters Ended September 30,	2020			% Change
$ 3,192	$ —		$ 3,192	$ 128	$ 3,064	$ 2	$ 3,062	European Union	$ 2,950	$ —	$ 2,950	8.2%	3.9%	3.8%
941	—		941	(13)	954	—	954	Eastern Europe	899	—	899	4.7%	6.1%	6.1%
945	—		945	(27)	972	—	972	Middle East & Africa	768	—	768	23.0%	26.6%	26.6%
1,065	—		1,065	6	1,059	—	1,059	South & Southeast Asia	1,071	—	1,071	(0.6)%	(1.1)%	(1.1)%
1,523	—		1,523	(7)	1,530	—	1,530	East Asia & Australia	1,358	—	1,358	12.2%	12.7%	12.7%
456	—		456	20	436	—	436	Americas	400	—	400	14.0%	9.0%	9.0%
$ 8,122	$ —		$ 8,122	$ 107	$ 8,015	$ 2	$ 8,013	Total PMI	$ 7,446	$ —	$ 7,446	9.1%	7.6%	7.6%

2021								Nine Months Ended September 30,	2020			% Change
$ 9,250	$ —		$ 9,250	$ 651	$ 8,599	$ 2	$ 8,597	European Union	$ 7,960	$ —	$ 7,960	16.2%	8.0%	8.0%
2,632	—		2,632	(74)	2,706	—	2,706	Eastern Europe	2,470	—	2,470	6.6%	9.6%	9.6%
2,306	(246)	(1)	2,552	(66)	2,618	—	2,618	Middle East & Africa	2,348	—	2,348	8.7%	11.5%	11.5%
3,284	—		3,284	102	3,182	—	3,182	South & Southeast Asia	3,211	—	3,211	2.3%	(0.9)%	(0.9)%
4,509	—		4,509	101	4,408	—	4,408	East Asia & Australia	4,045	—	4,045	11.5%	9.0%	9.0%
1,320	—		1,320	38	1,282	—	1,282	Americas	1,216	—	1,216	8.6%	5.4%	5.4%
$ 23,301	$ (246)		$ 23,547	$ 752	$ 22,795	$ 2	$ 22,793	Total PMI	$ 21,250	$ —	$ 21,250	10.8%	7.3%	7.3%

(1) Represents the Saudi Arabia customs assessments

										Schedule 6
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments of Operating Income for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income		Currency	Operating Income excluding Currency	Acquisitions	Operating Income excluding Currency & Acquisitions		Operating Income		Total	Excluding Currency	Excluding Currency & Acquisitions

2021						Quarters Ended September 30,	2020		% Change
$ 1,680	(1)	$ 79	$ 1,601	$ —	$ 1,601	European Union	$ 1,588		5.8%	0.8%	0.8%
338	(1)	30	308	—	308	Eastern Europe	245		38.0%	25.7%	25.7%
388	(1)	(29)	417	—	417	Middle East & Africa	261		48.7%	59.8%	59.8%
348	(1)	4	344	—	344	South & Southeast Asia	402		(13.4)%	(14.4)%	(14.4)%
631	(1)	(23)	654	—	654	East Asia & Australia	637		(0.9)%	2.7%	2.7%
121	(1)	4	117	—	117	Americas	110		10.0%	6.4%	6.4%
(51)	(2)	—	(51)	—	(51)	Other	—		—%	—%	—%
$ 3,455		$ 65	$ 3,390	$ —	$ 3,390	Total PMI	$ 3,243		6.5%	4.5%	4.5%

2021						Nine Months Ended September 30,	2020		% Change
$ 4,811	(3)	$ 413	$ 4,398	$ —	$ 4,398	European Union	$ 3,924	(5)	22.6%	12.1%	12.1%
913	(3)	(2)	915	—	915	Eastern Europe	610	(5)	49.7%	50.0%	50.0%
739	(4)	(74)	813	—	813	Middle East & Africa	819	(5)	(9.8)%	(0.7)%	(0.7)%
1,208	(3)	36	1,172	—	1,172	South & Southeast Asia	1,290	(5)	(6.4)%	(9.1)%	(9.1)%
2,041	(3)	(6)	2,047	—	2,047	East Asia & Australia	1,792	(5)	13.9%	14.2%	14.2%
367	(3)	12	355	—	355	Americas	328	(5)	11.9%	8.2%	8.2%
(51)	(2)	—	(51)	—	(51)	Other	—		—%	—%	—%
$ 10,028		$ 379	$ 9,649	$ —	$ 9,649	Total PMI	$ 8,763		14.4%	10.1%	10.1%

(1) Includes asset impairment and exit costs: EU ($12 million), EE ($2 million), ME&A ($3 million), S&SA ($4 million), EA&A ($21 million) and AMCS ($1 million)
(2) Includes asset acquisition cost ($51 million) related to OtiTopic Inc. in August 2021
(3) Includes asset impairment and exit costs: EU ($56 million), EE ($11 million), S&SA ($17 million), EA&A ($67 million) and AMCS ($6 million)
(4) Includes the Saudi Arabia customs assessments ($246 million) and asset impairment and exit costs ($13 million)
(5) Includes asset impairment and exit costs: EU ($27 million), EE ($7 million), ME&A ($9 million), S&SA ($11 million), EA&A ($13 million) and AMCS ($4 million)

														Schedule 7
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Income to Adjusted Operating Income, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Asset Impairment & Exit Costs and Others		Adjusted Operating Income	Currency	Adjusted Operating Income excluding Currency	Acqui-sitions	Adjusted Operating Income excluding Currency & Acqui-sitions		Operating Income	Asset Impairment & Exit Costs		Adjusted Operating Income	Total	Excluding Currency	Excluding Currency & Acqui-sitions

2021								Quarters Ended September 30,	2020				% Change
$ 1,680	$ (12)	(1)	$ 1,692	$ 79	$ 1,613	$ —	$ 1,613	European Union	$ 1,588	$ —		$ 1,588	6.5%	1.6%	1.6%
338	(2)	(1)	340	30	310	—	310	Eastern Europe	245	—		245	38.8%	26.5%	26.5%
388	(3)	(1)	391	(29)	420	—	420	Middle East & Africa	261	—		261	49.8%	60.9%	60.9%
348	(4)	(1)	352	4	348	—	348	South & Southeast Asia	402	—		402	(12.4)%	(13.4)%	(13.4)%
631	(21)	(1)	652	(23)	675	—	675	East Asia & Australia	637	—		637	2.4%	6.0%	6.0%
121	(1)	(1)	122	4	118	—	118	Americas	110	—		110	10.9%	7.3%	7.3%
(51)	(51)	(2)	—	—	—	—	—	Other	—	—		—	—%	—%	—%
$ 3,455	$ (94)		$ 3,549	$ 65	$ 3,484	$ —	$ 3,484	Total PMI	$ 3,243	$ —		$ 3,243	9.4%	7.4%	7.4%

2021								Nine Months Ended September 30,	2020				% Change
$ 4,811	$ (56)	(1)	$ 4,867	$ 413	$ 4,454	$ —	$ 4,454	European Union	$ 3,924	$ (27)	(1)	$ 3,951	23.2%	12.7%	12.7%
913	(11)	(1)	924	(2)	926	—	926	Eastern Europe	610	(7)	(1)	617	49.8%	50.1%	50.1%
739	(259)	(3)	998	(74)	1,072	—	1,072	Middle East & Africa	819	(9)	(1)	828	20.5%	29.5%	29.5%
1,208	(17)	(1)	1,225	36	1,189	—	1,189	South & Southeast Asia	1,290	(11)	(1)	1,301	(5.8)%	(8.6)%	(8.6)%
2,041	(67)	(1)	2,108	(6)	2,114	—	2,114	East Asia & Australia	1,792	(13)	(1)	1,805	16.8%	17.1%	17.1%
367	(6)	(1)	373	12	361	—	361	Americas	328	(4)	(1)	332	12.3%	8.7%	8.7%
(51)	(51)	(2)	—	—	—	—	—	Other	—	—		—	—%	—%	—%
$ 10,028	$ (467)		$ 10,495	$ 379	$ 10,116	$ —	$ 10,116	Total PMI	$ 8,763	$ (71)		$ 8,834	18.8%	14.5%	14.5%

(1) Represents asset impairment and exit costs
(2) Represents asset acquisition cost related to OtiTopic Inc. in August 2021
(3) Includes the Saudi Arabia customs assessments ($246 million) and asset impairment and exit costs ($13 million)

														Schedule 8
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Adjusted Operating Income Margin, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Adjusted Operating Income (1)	Adjusted Net Revenues (2)	Adjusted Operating Income Margin	Adjusted Operating Income excluding Currency (1)	Adjusted Net Revenues excluding Currency (2)	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income excluding Currency & Acqui-sitions (1)	Adjusted Net Revenues excluding Currency & Acqui-sitions (2)	Adjusted Operating Income Margin excluding Currency & Acqui-sitions		Adjusted Operating Income (1)	Adjusted Net Revenues (2)	Adjusted Operating Income Margin	Adjusted Operating Income Margin	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income Margin excluding Currency & Acqui-sitions

2021									Quarters Ended September 30,	2020			% Points Change
$ 1,692	$ 3,192	53.0%	$ 1,613	$ 3,064	52.6%	$ 1,613	$ 3,062	52.7%	European Union	$ 1,588	$ 2,950	53.8%	(0.8)	(1.2)	(1.1)
340	941	36.1%	310	954	32.5%	310	954	32.5%	Eastern Europe	245	899	27.3%	8.8	5.2	5.2
391	945	41.4%	420	972	43.2%	420	972	43.2%	Middle East & Africa	261	768	34.0%	7.4	9.2	9.2
352	1,065	33.1%	348	1,059	32.9%	348	1,059	32.9%	South & Southeast Asia	402	1,071	37.5%	(4.4)	(4.6)	(4.6)
652	1,523	42.8%	675	1,530	44.1%	675	1,530	44.1%	East Asia & Australia	637	1,358	46.9%	(4.1)	(2.8)	(2.8)
122	456	26.8%	118	436	27.1%	118	436	27.1%	Americas	110	400	27.5%	(0.7)	(0.4)	(0.4)
$ 3,549	$ 8,122	43.7%	$ 3,484	$ 8,015	43.5%	$ 3,484	$ 8,013	43.5%	Total PMI	$ 3,243	$ 7,446	43.6%	0.1	(0.1)	(0.1)

2021									Nine Months Ended September 30,	2020			% Points Change
$ 4,867	$ 9,250	52.6%	$ 4,454	$ 8,599	51.8%	$ 4,454	$ 8,597	51.8%	European Union	$ 3,951	$ 7,960	49.6%	3.0	2.2	2.2
924	2,632	35.1%	926	2,706	34.2%	926	2,706	34.2%	Eastern Europe	617	2,470	25.0%	10.1	9.2	9.2
998	2,552	39.1%	1,072	2,618	40.9%	1,072	2,618	40.9%	Middle East & Africa	828	2,348	35.3%	3.8	5.6	5.6
1,225	3,284	37.3%	1,189	3,182	37.4%	1,189	3,182	37.4%	South & Southeast Asia	1,301	3,211	40.5%	(3.2)	(3.1)	(3.1)
2,108	4,509	46.8%	2,114	4,408	48.0%	2,114	4,408	48.0%	East Asia & Australia	1,805	4,045	44.6%	2.2	3.4	3.4
373	1,320	28.3%	361	1,282	28.2%	361	1,282	28.2%	Americas	332	1,216	27.3%	1.0	0.9	0.9
$ 10,495	$ 23,547	44.6%	$ 10,116	$ 22,795	44.4%	$ 10,116	$ 22,793	44.4%	Total PMI	$ 8,834	$ 21,250	41.6%	3.0	2.8	2.8

(1) For the calculation of Adjusted Operating Income and Adjusted Operating Income excluding currency and acquisitions refer to Schedule 7
(2) For the calculation of Adjusted Net Revenues excluding currency and acquisitions refer to Schedule 5

					Schedule 9
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Statements of Earnings
($ in millions, except per share data) / (Unaudited)

Quarters Ended September 30,				Nine Months Ended September 30,
2021	2020	Change Fav./(Unfav.)		2021	2020	Change Fav./(Unfav.)
$ 21,617	$ 20,444	5.7%	Revenues including Excise Taxes (1)	$ 61,393	$ 56,516	8.6%
13,495	12,998	(3.8)%	Excise Taxes on products	38,092	35,266	(8.0)%
8,122	7,446	9.1%	Net Revenues (1)	23,301	21,250	9.7%
2,596	2,416	(7.5)%	Cost of sales	7,223	6,997	(3.2)%
5,526	5,030	9.9%	Gross profit	16,078	14,253	12.8%
2,053	1,769	(16.1)%	Marketing, administration and research costs (2)	5,995	5,435	(10.3)%
18	18		Amortization of intangibles	55	55
3,455	3,243	6.5%	Operating Income	10,028	8,763	14.4%
154	163	5.5%	Interest expense, net	482	454	(6.2)%
27	23	(17.4)%	Pension and other employee benefit costs	82	68	(20.6)%
3,274	3,057	7.1%	Earnings before income taxes	9,464	8,241	14.8%
735	640	(14.8)%	Provision for income taxes	2,078	1,764	(17.8)%
(49)	(20)		Equity investments and securities (income)/loss, net	(95)	4
2,588	2,437	6.2%	Net Earnings	7,481	6,473	15.6%
162	130		Net Earnings attributable to noncontrolling interests	465	393
$ 2,426	$ 2,307	5.2%	Net Earnings attributable to PMI	$ 7,016	$ 6,080	15.4%

			Per share data (3):
$ 1.55	$ 1.48	4.7%	Basic Earnings Per Share	$ 4.49	$ 3.90	15.1%
$ 1.55	$ 1.48	4.7%	Diluted Earnings Per Share	$ 4.48	$ 3.90	14.9%

(1) Nine months ended September 30, 2021 includes a reduction in net revenues of $246 million related to the Saudi Arabia customs assessments
(2) Quarter ended September 30, 2021 includes asset acquisition cost ($51 million) related to OtiTopic Inc. in August 2021 and asset impairment and exit costs ($43 million). Nine months ended September 30, 2021 includes asset acquisition cost ($51 million) and asset impairment and exit costs ($170 million). Nine months ended September 30, 2020 includes asset impairment and exit costs ($71 million)
(3) Net Earnings and weighted-average shares used in the basic and diluted Earnings Per Share computations for the quarters and for the nine months ended September 30, 2021 and 2020 are shown on Schedule 1, Footnote 1

		Schedule 10
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Balance Sheets
($ in millions) / (Unaudited)

	September 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$4,491	$7,280
All other current assets	13,355	14,212
Property, plant and equipment, net	6,061	6,365
Goodwill	6,814	5,964
Other intangible assets, net	2,893	2,019
Equity investments	4,624	4,798
Other assets	3,351	4,177
Total assets	$41,589	$44,815

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$223	$244
Current portion of long-term debt	3,114	3,124
All other current liabilities	14,540	16,247
Long-term debt	25,768	28,168
Deferred income taxes	720	684
Other long-term liabilities	5,856	6,979
Total liabilities	50,221	55,446

Total PMI stockholders' deficit	(10,551)	(12,567)
Noncontrolling interests	1,919	1,936
Total stockholders' (deficit) equity	(8,632)	(10,631)
Total liabilities and stockholders' (deficit) equity	$41,589	$44,815

				Schedule 11
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios) / (Unaudited)

	Year Ended September 30, 2021			Year Ended December 31, 2020
	October ~ December	January ~ September	12 months
	2020	2021	rolling
Net Earnings	$2,119	$7,481	$9,600	$8,592
Equity investments and securities (income)/loss, net	(20)	(95)	(115)	(16)
Provision for income taxes	613	2,078	2,691	2,377
Interest expense, net	164	482	646	618
Depreciation and amortization	272	719	991	981
Asset impairment and exit costs and Others (1)	(41)	467	426	30
Adjusted EBITDA	$3,107	$11,132	$14,239	$12,582

			September 30,	December 31,
			2021	2020
Short-term borrowings			$223	$244
Current portion of long-term debt			3,114	3,124
Long-term debt			25,768	28,168
Total Debt			$29,105	$31,536
Cash and cash equivalents			4,491	7,280
Net Debt			$24,614	$24,256

Ratios:
Total Debt to Adjusted EBITDA			2.04	2.51
Net Debt to Adjusted EBITDA			1.73	1.93

(1) For the period January 2021 to September 2021 "Others" includes a reduction in net revenues of $246 million related to the Saudi Arabia customs assessments that was recorded in the second quarter of 2021 and asset acquisition cost of $51 million related to OtiTopic Inc. in August 2021. For the period October 2020 to December 2020 and for the year ended December 31, 2020, "Others" include the Brazil indirect tax credit $119 million that was recorded in the fourth quarter of 2020.

						Schedule 12
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
($ in millions) / (Unaudited)

Quarters Ended September 30,				Nine Months Ended September 30,
2021	2020	% Change		2021	2020	% Change
$ 3,870	$ 3,614	7.1%	Net cash provided by operating activities (1)	$ 7,935	$ 6,650	19.3%
140			Less: Currency	759
$ 3,730	$ 3,614	3.2%	Net cash provided by operating activities, excluding currency	$ 7,176	$ 6,650	7.9%

(1) Operating cash flow